Exhibit 99.2

Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

INFORMATION MEMORANDUM

ALLOCATION OF NEWLY ISSUED ORDINARY SHARES

OF

KRUNG THAI BANK PUBLIC COMPANY LIMITED

IMPORTANT NOTICES

You agree to each of the notices set forth below by accepting delivery of this information memorandum.

In making an investment decision, prospective investors must rely upon their own examination of the Bank (as defined below) and the terms of this information memorandum, including the merits and risks involved in investing in the rights and the newly issued ordinary shares.

You are being sent this information memorandum solely for the purpose of considering an investment in the rights and newly issued ordinary shares of the Bank described in this information memorandum. All of the information in this information memorandum has been furnished by the Bank.

No person is authorized to give information or to make any warranty or representation in connection with the offering or sale of the rights or the newly issued ordinary shares other than as contained in this information memorandum. If any such information is given or made, it must not be relied upon as having been authorized by the Bank or its affiliates, advisers or selling agents. Neither the delivery of this information memorandum nor any sale or other conveyance made hereunder shall under any circumstances imply that there has been no change in our affairs or that the information set forth in this information memorandum is correct as of any date subsequent to the date of this information memorandum.

You may not reproduce or distribute this information memorandum, in whole or in part, and you may not disclose any of the contents of this information memorandum or use any information given herein for any purpose other than considering an investment in the rights and newly issued ordinary shares described in this information memorandum. Notwithstanding anything to the contrary in this information memorandum, each prospective investor (and each employee, representative or other agent of such prospective investor) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any offering and all materials of any kind (including opinions or other tax analyses) that are provided to such prospective investor relating to the U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

The distribution of this information memorandum and the offering and sale of the rights and the newly issued ordinary shares in certain jurisdictions may be restricted by law, and this information memorandum may not be used in connection with any offer or solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. This information memorandum may not be used for, or in connection with, and does not constitute an offer of, or an invitation or solicitation to subscribe for or purchase, any securities in any jurisdiction in which such offer, invitation or solicitation would be unlawful. The Bank requires persons into whose possession this information memorandum comes to inform themselves about and to observe any such restrictions. The Bank does not accept any responsibility for any violation by any person, whether or not such person is a prospective purchaser of the rights or the newly issued ordinary shares described in this information memorandum, of any of these restrictions.

Investing in the rights and newly issued ordinary shares involves risks. See “Risks Relating to Thai Banking Industry” beginning on P.20 of this document.

NOTICE TO U.S. INVESTORS

The rights and the newly issued ordinary shares have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission or any other federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have no confirmed the accuracy or determined the adequacy of this information memorandum.

The rights and newly issued ordinary shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (“U.S. Securities Act”), or with any securities regulatory authority of any state or other jurisdiction in the United States , and may not be offered, sold, subscribed for, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. Accordingly, unless an appropriate exemption from relevant securities law requirements is available, the rights and the newly issued ordinary shares may not be offered, sold, or exercised, directly or indirectly, in or into the United States.

We are offering and selling the rights and newly issued ordinary shares in transactions not subject to the registration requirements of the U.S. Securities Act (i) within the United States to existing U.S. shareholders in reliance on Rule 801 under the U.S. Securities Act, and (ii) outside the United States, in offshore transactions in reliance on Regulation S under the U.S. Securities Act. Any resale or transfer of rights by or on behalf of persons resident in the United States is only permitted outside the United States pursuant to Regulation S of the U.S. Securities Act. Newly issued ordinary shares acquired by existing U.S. shareholders in reliance on Rule 801 will be “restricted securities” as defined in Rule 144(a)(3) of the U.S. Securities Act to the same extent and in the same proportion as the Bank’s shares held by such shareholders on the record date.

This rights offering is made for the securities of a Thailand company. The offer is subject to the disclosure requirements of Thailand, which are different from those of the United States. Financial statements included in this information memorandum, if any, have been prepared in accordance with Thai Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Thailand, and some or all of its officers and directors may be resident outside the U.S. You may not be able to sue Krung Thai Bank PCL. or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel Krung Thai Bank PCL. and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO JAPANESE INVESTORS

The rights and newly issued ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended (the “FIEL”), and disclosure under the FIEL has not been and will not be made with respect to the rights and newly issued ordinary shares. The rights and newly issued ordinary shares has not been offered or sold, or the rights and newly issued ordinary shares will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term shall mean any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except (1) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and (2) in compliance with any other applicable laws, regulations and governmental guidelines of Japan.

NOTICE TO CANADIAN INVESTORS

Neither the rights nor the newly issued ordinary shares have been or will be qualified by prospectus for offer or sale to the public in Canada under applicable Canadian securities laws and, accordingly, any offer or sale of rights or the newly issued ordinary shares in Canada will be made pursuant to an exemption from the applicable prospectus filing requirements, and otherwise in compliance with applicable Canadian laws.

This document is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein, and any representation to the contrary is an offence.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA (EEA)

This information memorandum has been prepared on the basis that all offers of rights and newly issued ordinary shares in the EEA will be made using this information memorandum pursuant to an exemption under EU Directive 2003/71/EC (the “Prospectus Directive”), as implemented in member states of the European Economic Area (“EEA”), from the requirements to produce a prospectus for offers of securities. Accordingly, any person making or intending to make an offer within the EEA of the rights and/or newly issued ordinary shares that are the subject of the rights offering contemplated in this information memorandum should only do so in circumstances in which no obligation arises for us to produce a prospectus for such offer.

NOTICE TO AUSTRALIAN INVESTORS

This information memorandum (i) does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (“Corporations Act”); (ii) has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and (iii) may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors (“Exempt Investors”) available under section 708 of the Corporations Act. The rights and the newly issued ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the rights and the newly issued ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any rights and the newly issued ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the rights and the newly issued ordinary shares, you represent and warrant to us that you are an Exempt Investor. As any offer of rights and the newly issued ordinary shares will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the rights and the newly issued ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the newly issued ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

NOTICE TO MALAYSIAN INVESTORS

This information memorandum has not been and will not be registered as a prospectus with the Malaysian Securities Commission (“SC”) under the Capital Markets and Services Act 2007 (“CMSA”). This information memorandum will not be deposited as an information memorandum with the SC. Accordingly, this information memorandum and any other document or material in connection with the issue or offer for sale, or invitation for acquisition of the rights and/or newly issued ordinary shares shall not be circulated nor distributed, nor may the rights or newly issued ordinary shares be issued, offered or sold, or be made subject of an invitation for acquisition, whether directly or indirectly, to any person in Malaysia, other than to the persons specified in sections 229(l)(b) or 230(l)(b) or schedules 6 or 7 of the CMSA. The approval of the SC has not been sought and, consequently, the rights or the newly issued ordinary shares may not be made available, or offered for acquisition, nor may any invitation to acquire rights or newly issued ordinary shares, whether directly or indirectly, be issued to any person in Malaysia unless such issue, offer or invitation is exempted from the requirement for the approval of the SC by virtue of schedule 5 to the CMSA.

NOTICE TO SINGAPOREAN INVESTORS

This information memorandum has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Cap. 289 of Singapore (the “SFA”). Accordingly, this information memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the rights or newly issued ordinary shares may not be circulated or distributed, nor may the rights or newly issued ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than under exemptions provided in the SFA for offers made (i) to an institutional investor, (ii) to a relevant person as defined under Section 275(2) and pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, (iii) by way of private placement to no more than 50 persons within any period of 12 months pursuant to, and in accordance with the conditions specified in, Section 272B of the SFA, or (iv) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

INTERNET

Neither the content of the Bank’s website nor any other website referred to in this information memorandum (nor the content of any website accessible from hyperlinks on any such website) is incorporated into, or forms part of, this information memorandum.

FORWARD-LOOKING STATEMENTS

This information memorandum includes forward-looking statements that reflect the Bank’s intentions, beliefs or current expectations and projections about the Bank’s future results of operations, financial condition, liquidity, performance, prospects, anticipated growth, strategies, plans, opportunities, trends and the markets in which the Bank operates. Forward-looking statements involve all matters that are not historical fact. The Bank has tried to identify these and other forward-looking statements by using the words “may”, “will”, “would”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “project”, “future”, “potential”, “believe”, “seek”, “plan”, “aim”, “objective”, “goal”, “strategy”, “target”, “continue” and similar expressions or their negatives. These forward-looking statements are based on numerous assumptions regarding the Bank’s present and future business and the environment in which the Bank expects to operate in the future. Forward-looking statements may be found in sections of this information memorandum entitled “Industry outlook and competition in year 2012”, “Type of business and nature of core business operations of the Bank and subsidiaries” and elsewhere in this information memorandum. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause the Bank’s actual results of operations, financial condition, liquidity, performance, prospects, anticipated growth, strategies, plans or opportunities, as well as those of the markets the Bank serves or intends to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. Additional risks that the Bank may currently deem immaterial or that are not presently known to the Bank could also cause the forward-looking events discussed in this information memorandum not to occur. Except as otherwise required by Thai, U.S. federal and other applicable securities laws and regulations and by any applicable stock exchange regulations, we undertake no obligation to update publicly or revise publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this information memorandum. Given the uncertainty inherent in forward-looking statements, the Bank cautions prospective investors not to place undue reliance on these statements.

TABLE OF CONTENTS

		Page

PART I INFORMATION ON THE ALLOCATION OF NEWLY ISSUED ORDINARY SHARES		1

1.	Name and location of the Bank	1

2.	Date and number of the Board of Directors’ meeting and the Extraordinary Shareholders’ meeting each passing a resolution approving the allocation of newly issued ordinary shares	1

3.	Details of the allocation of newly issued ordinary shares	1

4.	Book Closing Date for determining the shareholders who will be entitled to subscribe for the Newly Issued Ordinary Shares	3

5.	Subscription and payment period	3

6.	Objectives of the capital increase and utilization plan of the proceeds derived from the capital increase	3

7.	Benefits from the capital increase and share allocation to the Bank	4

8.	Dividend policy and dividend rights attached to the newly issued ordinary shares	4

9.	Other material information necessary for supporting decision making in investing in Newly Issued Ordinary Shares of the Bank	4

10.	Other conditions of subscription for Newly Issued Ordinary Shares	4

PART II GENERAL INFORMATION OF KRUNG THAI BANK PCL.		7

1.	Investment structure in subsidiaries and associated companies	7

2.	Type of business and nature of core business operation of the Bank and subsidiaries	8

3.	Lists of management and top 10 shareholders	27

4.	Historical information on capital increase and dividend payment by the Bank during the past 3 years	29

PART III FINANCIAL INFORMATION OF THE BANK FOR THE PAST 3 YEARS		30

1.	Comparison of the statements of financial position during the past 3 years	30

2.	Comparison of the statements of comprehensive income during the past 3 years	32

3.	Comparison of the statements of cash flows during the past 3 years	34

4.	Comparison of the financial ratio analysis during the past 3 years	37

Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

PART I

INFORMATION ON THE ALLOCATION OF NEWLY ISSUED ORDINARY SHARES

1.	Name and location of the Bank

Name of Issuer	:	Krung Thai Bank PCL. (the “Bank”)

Business Type	:	Commercial banking

Headquarters address	:	35 Sukhumvit Road, Klongtoey Nua, Wattana, Bangkok, Thailand

Telephone	:	+66 (0) 2 255 2222

Facsimile	:	+66 (0) 2 255 9391-3

Website	:	http://www.ktb.co.th

2.	Date and number of the Board of Directors’ meeting and the Extraordinary Shareholders’ meeting each passing a resolution approving the allocation of newly issued ordinary shares

(1)	Meeting of the Board of Directors of the Bank No. 13/2012 (825) held on August 9, 2012; and

(2)	Extraordinary General Meeting of Shareholders No. 1/2012 held on September 21, 2012

3.	Details of the allocation of newly issued ordinary shares

Type of shares	:	Ordinary shares.

Paid-up capital of the Bank before the allocation	:	Baht 57,604,032,350.

Paid-up capital of the Bank after the allocation	:	Baht 72,005,040,437.50 (assuming 2,796,312,250 newly issued ordinary shares of the Bank with a par value of Baht 5.15 per share are fully subscribed).

Number of shares to be allocated	:	Up to 2,796,312,250 ordinary shares.

Offering price	:	Baht 12.60 per share.

Allocation method	:	(1) The Bank will allocate up to 2,796,312,250 newly issued ordinary shares of the Bank with a par value of Baht 5.15 per share (the “Newly Issued Ordinary Shares”) to the existing shareholders of the Bank pro rata to their respective shareholdings at the offering ratio of 4 existing shares (both ordinary and preferred shares) for every 1 new ordinary shares (with any fraction of a share disregarded for such purpose) (the “Rights Offering”).

(2) If any Newly Issued Ordinary Shares have not been subscribed for in the first round allocation to the existing shareholders of the Bank pro rata to their respective shareholdings, then the Bank will conduct subsequent rounds of allocation of such remaining Newly Issued Ordinary Shares to those shareholders who have stated in their Share Subscription Form their intention to subscribe for Newly Issued Ordinary Shares in excess of their pro rata subscription entitlement set forth in their Certificate of Subscription Entitlement until the over-subscription election (as

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

stated in their respective Share Subscription Forms) is fully satisfied (in the case that the number of remaining Newly Issued Ordinary Shares is greater than or equal to the demand of all such oversubscribing shareholders) or until the remaining Newly Issued Ordinary Shares are fully allocated (in the case that the number of remaining Newly Issued Ordinary Shares is less than the demand of all such oversubscribing shareholders). In any such subsequent rounds of allocation, the rights of each such oversubscribing shareholder to subscribe for the remaining Newly Issued Ordinary Shares will be determined by multiplying such shareholder’s existing shareholding proportion of the Bank (as used to determine such shareholder’s pro rata subscription entitlement set forth in their Certificate of Subscription Entitlement) by the number of remaining Newly Issued Ordinary Shares (with any fraction of a share disregarded for the purpose of such allocation).

(3)	In no event shall Newly Issued Ordinary Shares be allocated to any shareholder in the Rights Offering in excess of the number of subscribing shares specified in his, her or its Share Subscription Form and for which the subscription price thereof has been duly received in full by the Bank.

(4)	In any case, the allocation of Newly Issued Ordinary Shares shall not result in any person:

(a) holding, either directly or indirectly, shares[1] of the Bank exceeding 10 percent of the total shares sold of the Bank, unless permitted by the Bank of Thailand or in compliance with the criteria prescribed by the Bank of Thailand. In case of any violation of such limit, such person shall be required to sell the shares in excess of such limit to other persons within 90 days from the date on which such excess shares are acquired. If such person fails to sell such excess shares within the prescribed period, the Bank of Thailand may request a court to order such person to sell such excess shares; or

(b) holding shares of the Bank in violation of the foreign shareholding limit as set out in the Articles of Association of the Bank and any relevant laws and regulations binding on the Bank. In this respect, at present, such foreign shareholding limit is prescribed at 25 percent of the total voting shares sold of the Bank.

In the event that the allocation of newly issued ordinary shares of the Bank results in any person holding shares of the Bank of 5 percent or more of the total shares sold of the Bank, such person will be required to report its shareholding to the Bank of Thailand.

(5)	In the event that there are any Newly Issued Ordinary Shares of the Bank remaining after completion of the first and any subsequent rounds of allocation as detailed above, the Extraordinary General Meeting of Shareholders No. 1/2012 of the Bank has passed a resolution to approve the allocation of any

[1]	The amount of such shares shall include those held or possessed by such shareholder’s “Related Persons” as defined under the Financial Institution Business Act B.E. 2551.

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

such remaining Newly Issued Ordinary Shares to specific investors under a private placement scheme, as defined under Clause 24 of the Notification of the Capital Market Supervisory Board No. TorChor. 28/2551 re: Application for Permission and Grant of Permission to Offer Newly Issued Shares (as amended). The offering price of such remaining Newly Issued Ordinary Shares under the private placement scheme shall not be less than Baht 12.60 per share.

The offering price of the Bank’s Newly Issued Ordinary Shares under such private placement scheme may be lower than 90% of the market price. The market price, applied in the calculation and in comparison with the offering price, is calculated from a weighted average of the Bank’s share price traded on the Stock Exchange of Thailand (the “SET”) 15 consecutive business days prior to August 9, 2012, being the date on which the Board of Directors of the Bank passed a resolution to propose the offering of newly issued ordinary shares of the Bank at an offering price lower than 90% of the market price to an Extraordinary General Meeting of Shareholders of the Bank No. 1/2012 for approval, which is the period during July 18, 2012 and August 8, 2012, equivalent to Baht 16.74 per share (information from SETSMART in http://www.setsmart.com of the SET).

Allocation ratio	:	4 existing shares (both ordinary and preferred shares) for every 1 new ordinary share.

If there is any fraction of a share in the calculation of the rights of any shareholder to subscribe for Newly Issued Ordinary Shares of the Bank pursuant to the allocation ratio set forth above (or as part of any subsequent rounds of over subscription allocation), such fraction of share shall be disregarded. For example, if a shareholder holds 103 shares, the number of Newly Issued Ordinary Shares to be allocated to such shareholder using the allocation ratio set out above would have been equivalent to 25.75 shares (103 multiplied by 1/4). In this case, the fraction of 0.75 shares will be disregarded and such shareholder will be entitled to subscribe for 25 Newly Issued Ordinary Shares.

4.	Book Closing Date for determining the shareholders who will be entitled to subscribe for the Newly Issued Ordinary Shares

The Extraordinary General Meeting of Shareholders of the Bank No. 1/2012 held on September 21, 2012 passed a resolution approving the date for determining the names of shareholders who shall be entitled to subscribe for Newly Issued ordinary Shares in the Rights Offering (Record Date) of August 30, 2012, and the date for gathering the names of shareholders under Section 225 of the Securities and Exchange Act B.E. 2535 (1992) (as amended) by closing the share register book and suspending the share transfer on August 31, 2012.

5.	Subscription and payment period

From October 4, 2012 to October 11, 2012 during business hours of the respective subscription locations

6.	Objectives of the capital increase and utilization plan of the proceeds derived from the capital increase

The Bank plans to utilize the proceeds derived from the Rights Offering to enhance and promote the continuous growth of the Bank’s businesses for its stable and continuous expansion of business.

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

7.	Benefits from the capital increase and share allocation to the Bank

Moneys raised from the Rights Offering will strengthen the Bank’s financial condition and allow the Bank to pursue its business expansion.

8.	Dividend policy and dividend rights attached to the newly issued ordinary shares

(1)	The dividend payment policy of the Bank is to pay as dividends approximately 40 percent of the Bank’s annual net profit. However, the dividend payment for each year will depend upon the actual profit derived from the normal business operations of the Bank for that year, taking into account the forecasted operating performance of the Bank in future periods, economic conditions and financial factors, as well as any increase in the portion of lending and appropriation of reserves of the Bank, resolutions of the Board of Directors’ Meetings, and/or of shareholders’ meetings, retained profits and appropriation of legal reserve and other reserves as may be reasonably required or as the Bank deems appropriate including the Bank’s compliance with laws, regulations, rules promulgated by any regulatory and supervisory agencies.

(2)	The Bank’s dividend payment policy set forth under (1) above is also applicable to all Newly Issued Ordinary Shares issued under the Rights Offering. Dividend rights attached to the Newly Issued Ordinary Shares shall become effective as from the date on which the holder is registered as a due holder of such Newly Issued Ordinary Shares.

9.	Other material information necessary for supporting decision making in investing in Newly Issued Ordinary Shares of the Bank

The Bank is continuously reviewing its own funding requirements and options. In this respect, the Bank’s shareholders at their Annual General Meeting of Shareholders of the Bank No. 19 held on April 11, 2012 passed a resolution approving the raising of additional debt financing by the Bank through the issue of debt instruments, provided that, at any time, the total value of all outstanding debt instruments, will not exceed Baht 310,000 million (or the equivalent in other currencies).

During the period from such Annual General Meeting of Shareholders to August 31, 2012, the Bank has issued the following debt instruments :

Type	Issued Amount (Million Baht)	Time to Maturity	Maturity Date

Short-Term Debenture	3,546	≤ 270 days	Upon purchase date

Bill of Exchange	90,491	≤ 2 years	Upon purchase date

Pursuant to such shareholders’ resolution, the Bank is also reviewing a proposal to issue a series of medium term notes of up to U.S. $2,500,000,000 (or the equivalent in other currencies) (the “Notes”). The Bank is still reviewing such proposal together with the relevant issues date, issue price, and the nominal amount of each series of proposed Notes. No final decision has been made by the Bank in respect of such Note issue, which will be taken by the Bank based upon the funding requirements of the Bank from time to time and general prevailing market conditions.

The Bank is now in the process to determine appropriate issue date, issue price, and nominal amount of each series of the Notes, given the relevant market conditions.

10.	Other conditions of subscription for Newly Issued Ordinary Shares

(1)	In the event that a shareholder subscribes in the Rights Offering for Newly Issued Ordinary Shares of the Bank pursuant to his, her or its rights or less than his, her or its rights, such shareholder will be allocated the numbers of the Newly Issued Ordinary Shares of the Bank in accordance with his, her or its subscription.

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

(2)	In the event that a shareholder wishes to subscribe for Newly Issued Ordinary Shares of the Bank in excess of his, her or its rights, such shareholder must express such intention at the same time as exercising his, her or its rights by specifying the number of Newly Issued Ordinary Shares he, she or it wishes to subscribe for in excess of his, her or its rights (as set out in the Certificate of Subscription Entitlement) in the Share Subscription Form attached as Enclosure 2.

If any Newly Issued Ordinary Shares have not been subscribed for in the first round allocation to the existing shareholders of the Bank pro rata to their respective shareholdings, then the Bank will conduct subsequent rounds of allocation of such remaining Newly Issued Ordinary Shares to those shareholders who have stated in their Share Subscription Form their intention to subscribe for Newly Issued Ordinary Shares in excess of their pro rata subscription entitlement set forth in their Certificate of Subscription Entitlement, in accordance with their shareholding proportion, as follows:

(1)	If the number of the remaining Newly Issued Ordinary Shares is greater than or equal to the over-subscription election of all such oversubscribing shareholders, the remaining Newly Issued Ordinary Shares will be allocated to such oversubscribing shareholders in accordance with their respective over-subscription election as stated in their respective Share Subscription Forms.

(2)	If the number of the remaining Newly Issued Ordinary Shares is less than the over-subscription election of all such oversubscribing shareholders, the remaining Newly Issued Ordinary Shares will be allocated to such oversubscribing shareholders as follows:

(a)	The number of the remaining Newly Issued Ordinary Shares to be allocated to each such oversubscribing shareholder will be determined by multiplying such shareholder’s existing shareholding proportion of the Bank by the number of remaining Newly Issued Ordinary Shares (with any fraction of a share disregarded for the purpose of such allocation).

(b)	If any Newly Issued Ordinary Shares have not been subscribed for in the first oversubscription allocation round pursuant to sub-paragraph (a) above, the remaining Newly Issued Ordinary Shares will be allocated to those oversubscribing shareholders not having received Newly Issued Ordinary Shares according to their over-subscription election, in accordance with their shareholding proportion. The number of remaining Newly Issued Ordinary Shares to be allocated to each such oversubscribing shareholder will be determined by multiplying such shareholder’s existing shareholding proportion of the Bank by the number of the remaining Newly Issued Ordinary Shares (with any fraction of a share disregarded for the purpose of such allocation). The allocation of the remaining Newly Issued Ordinary Shares pursuant to this sub-paragraph (b) shall be repeated until the remaining Newly Issued Ordinary Shares are fully allocated or until the over-subscription election of the remaining oversubscribing shareholders is fully satisfied.

However, in the event that there are still remaining Newly Issued Ordinary Shares, but the number of such remaining Newly Issued Ordinary Shares is not sufficient to be allocated in accordance with the allocation method prescribed in sub-paragraph (b) above, one remaining Newly Issued Ordinary Share will be allocated to each of the remaining oversubscribing shareholders not having received Newly Issued Ordinary Shares according to their over-subscription election, in descending order of their pro rata subscription entitlement until all of the remaining Newly Issued Ordinary Shares are fully allocated or until the over-subscription election of all such oversubscribing shareholders is fully satisfied.

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

In no event shall Newly Issued Ordinary Shares be allocated to any shareholder in the Rights Offering in excess of the number of subscribing shares specified in his, her or its Share Subscription Form and for which the subscription price thereof has been duly received in full by the Bank.

(3)	A subscription by any shareholder for which the subscription price has been paid cannot be cancelled or revoked.

(4)	In the case that any subscription payment is made by personal cheque, cashier’s draft or bank draft, the subscription payment shall only be deemed to be completed when the Bank has duly collected the subscription price in full.

(5)	In the event that any shareholder subscribing for Newly Issued Ordinary Shares fails to pay the subscription payment or the Bank or its agents are unable to collect the subscription payment from such shareholder, whether in whole or in part, due to whatsoever reason, within the subscription and payment period (as set out forth above), it shall be deemed that such shareholder waives his, her or its rights to subscribe for the Bank’s Newly Issued Ordinary Shares. In this regard, the Bank reserves the rights not to allocate any Newly Issued Ordinary Shares to such shareholder.

In making any subscription payment, shareholders should carefully read the applicable payment methods and follow the instructions and conditions thereof. If non-compliance with the payment instructions and conditions renders the Bank unable to collect the subscription payment within the specified subscription and payment period, then the Bank reserves the right to deem that such shareholder waives his, her or its rights to subscribe for the Bank’s Newly Issued Ordinary Shares and not to allocate any of the Bank’s Newly Issued Ordinary Shares to such shareholder.

(6)

In the event that the allocation of Newly Issued Ordinary Shares, in the first round, to the existing shareholders pro rata to their shareholding or the allocation, of Newly Issued Ordinary Shares, in the subsequent rounds, to those shareholders who have elected to subscribe for the newly issued shares in excess of their rights would result in any person holding, either directly or indirectly, shares[2] of the Bank (i) exceeding 10 percent of the total shares of the Bank, unless permitted by the Bank of Thailand or in compliance with the criteria prescribed by the Bank of Thailand, or (ii) exceeding the foreign shareholding limit as set out in the Articles of Association of the Bank or any relevant laws and regulations (with such foreign shareholding limit, at present, at 25 percent of the total voting shares sold of the Bank), the Bank reserves the right not to allocate Newly Issued Ordinary Shares or to allocate Newly Issued Ordinary Shares of the Bank in part only in order to ensure the compliance with all such limits, applicable laws, rules and regulations.

(7)	The Bank reserves the rights to change, alter or amend details of the subscription payment method, subscription conditions, or any other information in relation to the allocation of the newly issued ordinary shares as it deems appropriate, if any problems, obstacles or restrictions occur during the subscription and allocation process.

[2]	The amount of such shares shall include those held or possessed by such shareholder’s “Related Persons” as defined under the Financial Institution Business Act B.E. 2551.

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PART II

GENERAL INFORMATION OF KRUNG THAI BANK PCL.

1.	Investment structure in subsidiaries and associated companies

The list of companies in which the Bank holds 10.0 percent or more of the total shares sold as of June 30, 2012:

Companies	Type of Business	Paid-up capital (million Baht)	Shareholding ratio by Bank (percent)	Investment Cost (million Baht)

Subsidiaries

1) KTB General Services Company Limited	General services	140.00	100.00	140.00

2) KTB Law Company Limited	Legal services	30.00	100.00	30.00

3) KTB Computer Services Company Limited	IT services	1,300.00	100.00	1,300.00

4) Krung Thai Asset Management Public Company Limited	Fund management	200.00	100.00	210.90

5) KTB Leasing Company Limited	Hire Purchase	100.00	100.00	100.00

6) KTB Advisory Company Limited	Financial counseling & Advisory service	40.00	100.00	40.00

Associated Companies

7) Krungthai-AXA Life Insurance Company Limited	Life insurance	1,355.00	50.00	593.58

8) KT ZMICO Securities Company Limited	Securities business	1,837.80	50.00	918.90

9) Krungthai Card Public Company Limited	Credit card business	2,578.33	49.45	1,994.59

10) Krungthai Panich Insurance Public Company Limited	Non life Insurance	110.00	45.00	971.30

11) Krung Thai IBJ Leasing Company Limited	Hire purchase	100.00	49.00	87.38

Others

12) Trinity Watthana Public Company Limited	Venture capital	877.76	19.44	228.50

13) Dhipaya Insurance Public Company Limited	Non-life insurance	300.00	16.96	220.14

14) National ITMX Company Limited	Interbank transactions	50.00	19.29	16.05

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Companies	Type of Business	Paid-up capital (million Baht)	Shareholding ratio by Bank (percent)	Investment Cost (million Baht)

15) Thanathep Printing Company Limited	Printing and publishing	10.00	10.00	1.00

16) Saraburi New Industrial City Company Limited	Industrial estate & project management	250.00	10.00	25.00

17) Suvarnabhumi Airport Hotel Company Limited	Hotel	1,017.78	10.00	101.78

18) WTA (Thailand) Company Limited	SPV	0.03	25.00	0.00	(*)

19) Metro Designee Company Limited	SPV	0.03	39.00	0.00	(*)

20) Alphatec Electronics Public Company Limited	Manufacture of integrated circuits	0.03	30.51	0.00	(*)

21) Kiatpapha Company Limited	Paint manufacturing	83.90	49.94	0.00	(*)

22) Manager Media Group Public Company Limited	Media & Publishing	129.35	16.09	0.29

Note: (*) indicates the investment cost less than Baht 0.01 million.

2.	Type of business and nature of core business operation of the Bank and subsidiaries

2.1	Type and nature of business

Bank

The Bank primarily provides its customers with corporate and retail banking services including lending, deposit taking and Thai Baht processing, clearing and settlement services. The Bank also offers international trade financing, investment banking, private banking, treasury, cash management and other financial and related services. The Bank also provides other financial services through the Bank’s fully or partially owned subsidiaries and associated companies such as its fund management, insurance, leasing, corporate advisory and credit card services.

The Bank’s business activities can be divided into four core business groups:

•	Corporate Banking Groups, which serve private corporate customers;

•	Government and State Enterprise Relations Group, which serves Government ministries, departments and agencies and State-Owned Enterprises (“SOEs”);

•	Business Centre Group, which serves SME customers; and

•	Retail Business and Network Group, which serves retail customers.

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Subsidiaries and Associated Companies

The Bank also has the following major subsidiaries, joint ventures and associated companies through which the Bank provides a wide range of financial services:

•	Krungthai Card Public Company Limited (“KTC”), through which the Bank conducts credit card and retail lending.

•

Krung Thai Asset Management Public Company Limited (“KTAM”), which is licensed by the Office of Securities and Exchange Commission and through which the Bank conducts securities business relating to funds management and other businesses.

•	KTB Leasing Company Limited, through which the Bank provides hire-purchase and leasing of all movable assets, factoring and hire-purchase for consumer goods.

•	KTB Advisory Company Limited, through which the Bank provides financial advisory services to customers in the public and private sectors.

•	Krungthai-AXA Life Insurance Company Limited, through which the Bank conducts its life insurance business through a co-investment with the AXA Group, one of the world’s leading insurance companies.

•	Krungthai Panich Insurance Public Company Limited, through which the Bank provides all types of non-life insurance services.

•

Krung Thai IBJ Leasing Company Limited, a joint venture between the Bank and IBJ Leasing Group, which conducts hire-purchase leasing of machinery and equipment of all types, hire-purchase of movable property as well as factoring.

•

KT ZMICO Securities Company Limited, a joint venture between the Bank and ZMICO Group, which conducts securities trading as a brokerage firm and provides securities underwriting, financial advisory service and other businesses permitted by the Office of Securities and Exchange Commission.

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2.2	Group structure by sector

The overview business operation of the Bank and its group companies, as of December 31, 2011:

2.3	Key products and services

(1)	CORPORATE BANKING GROUPS

The Bank primarily provides lending, deposit taking and trade finance banking services to its corporate customers across industries and sectors of the Thai economy. Corporate Banking’s principal focus is Thailand’s leading corporate entities and state enterprises. The Corporate Banking Group is further divided into two sub-groups. Corporate Banking Group 1 provides credit facilities and financial services to corporate clients with credit lines of more than Baht 500 million. Corporate Banking Group 2 is responsible for providing credit facilities to extra large corporate clients doing project finance or loan syndication, multinational companies and companies listed on the SET 100. Corporate Banking Group 2 is also responsible for investment banking. The Bank’s experienced team of relationship managers works closely with product specialists in treasury, trade finance and capital markets to tailor products for its corporate customers.

As of December 31, 2011, the Bank’s market share of corporate banking activities and SMEs in Thailand was 19.78 percent among all commercial banks in Thailand.

Corporate Lending Operations

The Bank’s corporate lending operations provide loans to corporate clients that have credit lines of over Baht 500 million. The predominant portion of the Bank’s lending is in Thai Baht, although it also extends loans in foreign currencies, primarily the U.S. dollar. Most of the Bank’s corporate loans are originated from its headquarters in Bangkok.

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Lending consists primarily of short- and long-term loans, working capital loans, overdraft and trade-finance facilities and project financing. The Bank evaluates each application for new or additional funds using its proprietary corporate credit tools, and it only lends to customers who it believes are able to meet interest and principal payments. Loan applications are evaluated based primarily on current and projected cash flow and anticipated ability to service the loan and the sufficiency of collateral.

Interest on loans is based on a minimum overdraft rate, or MOR, for overdraft and short-term facilities, or a minimum lending rate, or MLR, for other types of credit. The Bank may charge an additional spread over, or offer a discount from, MOR or MLR, depending on customer credit risk, its overall relationship with the borrower and the current market environment. Generally, the Bank’s spread above or below MOR or MLR varies in line with its assessment of the level of risk in a borrower’s credit profile.

Customers

The Bank’s customer base includes most of the companies comprising the SET 50. Corporate Banking also serves many multinational corporations and selected medium-sized Thai corporations that the Bank believes have strong management, financial strength and fundamentally sound underlying businesses.

The Bank is the leading provider of syndicated loans in Thailand. The Bank’s industry knowledge and credit expertise, as well as its strong capital base relative to its competitor banks in Thailand, has allowed the Bank to lead syndications for many of Thailand’s most significant infrastructure projects, including oil refineries, power projects and expressways.

Lending to large Thai corporations and multinationals has become increasingly competitive in Thailand in recent years. The Bank expects this trend to continue following the implementation by the regulations of the Bank of Thailand (the “BoT”) designed to allow greater access to the Thai lending market for all market participants. In response, the Bank has focused on providing its corporate customers with top-quality customer service in order to distinguish itself from other banks. In addition, the Bank continuously works to expand and improve the range and quality of its products and services. The Bank also seeks to increase its revenue from corporate clients through its ability to provide efficient electronic delivery and payment systems, and to utilize its large branch network to enable corporate customers to establish electronic links with their distributors, agents and employees. It has also emphasized cross-selling its many fee-based services to corporate customers, such as advisory services, trade-related banking (letter of credit issuances, confirmations and remittances), payroll services, cash management, provident fund management services, foreign currency-related products (currency swaps and foreign exchange forward transactions) and surety services (issuances of standby letters of credit, bid bonds, issuances of guarantees and performance bonds).

Private corporate loans comprised 35.3 percent of the Bank’s unconsolidated total loan portfolio as of December 31, 2011.

(2)	GOVERNMENT AND STATE ENTERPRISE GROUP

The Bank is the largest Government majority-owned, publicly listed commercial bank in Thailand. The Bank’s strong relationship with the Government has enabled the Bank to establish close relationships with many Government agencies and SOEs, as well as large companies that work primarily with SOEs and hold Government contracts or concessions.

As with the Bank’s corporate lending operations, the Bank evaluates each loan application from the Government or SOEs using its proprietary corporate credit tools, and the Bank only lends to customers who it believes are able to meet interest and principal payments. Loan applications are evaluated based primarily on current and projected cash flow and anticipated ability to service the loan. The Bank conducts its lending to Government agencies and SOEs on an arms-length basis and on commercial terms.

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The Bank serves as the source of funds for the Government’s budget expenditure by supporting the operation of government agencies and state enterprises and offers financial services to these government agencies and state enterprises. These services include deposit taking, loans to state employees and loans to government agencies.

The Bank also acts as an intermediary in facilitating the payments of goods and services between the Government and general public or other counterparties. In fulfilling this role, the Bank enhances the Government’s efficiency by providing convenient services to the public through cash management services such as provincial electricity payment, the Tax Smart Card which enables cardholders to pay taxes to the Revenue Department and the Excise Department, enabling customers to pay for services provided by the Department of Lands through the Bank’s ATM or internet banking. In addition, the Bank provides credit facilities to local communities through micro-financing. The Bank also launched “e-Certificate”, an electronic juristic entities certificate service, through its branches.

Government and SOE Lending and Deposit Taking

Lending to Government ministries, departments, agencies and SOEs amounted to Baht 267.5 billion, which comprised 18.7 percent of the Bank’s unconsolidated total loan portfolio as of December 31, 2011. Most of these loans are guaranteed by the Ministry of Finance.

In addition, the Bank’s Government and SOE customers have deposited Baht 436.8 billion, which comprised 34.0 percent of the unconsolidated total deposits of the Bank, as of December 31, 2011. As of December 31, 2011, the Bank’s Government and SOE customers included ministries and departments, independent agencies and local administrative organizations. The Bank seeks to maintain the proportion of Government related customer deposits as they are largely placed in savings and demand deposits, which have lower funding costs compared to term deposits. The Bank will continue to devote specialized resources to these customers who have sales, monitoring and relationship requirements distinct from its other corporate customers.

The Bank established a Government and State Enterprise Relations Group to focus on the specific needs of Government related agencies. The Government and State Enterprise Relations Group’s mission is:

•	to act as a contact point between the Bank and its Government or SOE related customers in all types of transactions, including deposits, loans and other services;

•	to maintain the Bank’s database of Government or SOE related information for administrative and transaction purposes;

•

to co-develop new banking products with the Bank’s other departments to meet the needs of Government or SOE customers and to provide these customers with fully integrated banking services in order to maximize interest and fee-based income; and

•	to focus on broad and critical industries such as telecommunications, transportation and public utilities.

Processing Operations

The Bank provides payroll services to most of the Government: employees and civil servants in Thailand by transferring their monthly salaries directly into the Bank’s savings accounts. According to BoT statistics, the Bank is one of the largest processors of Thai Baht transactions in Thailand.

The Bank leveraged its strong relationship with Government agencies, SOEs and Government concessionaires by implementing a plan to provide them with a full range of processing services. In 2004, the Bank completed the GFMIS system, a fully integrated nationwide budgeting, accounting, payment and procurement system built and operated by its subsidiary, KTB Computer Services Co., Ltd. (“KTBCS”). This system enables the Bank to offer the

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Government complete nationwide paying agency services. The Bank receives transaction fees for all payments to and disbursements from the system. The Bank will seek to also serve as the settlement and clearing centre for Government procurement and offer additional processing services such as cash management services in the future. The Bank expects these processing arrangements to eventually form a higher portion of its fee-related income. In addition, the Bank is currently in discussions with its corporate customers to develop or expand its payment, settlement and clearing services.

Other processing services for which the Bank receives a management fee include administering the Government’s educational fund, under which the Government offers loans to high school students and undergraduates from underprivileged families.

(3)	BUSINESS CENTRE GROUP

The Bank’s Business Centre Group lends to private companies with credit lines of more than Baht 10 million and up to Baht 500 million, including small and medium enterprises (“SMEs”), which are one of the core target segments of the Bank and an important driving force for national economic growth. The Bank believes it is one of the leading lenders to SMEs in Thailand with Baht 279.0 billion of unconsolidated loans as of December 31, 2011. The Bank’s Business Centre Group caters to the needs of small and medium-sized businesses that are involved in a variety of domestic industries, including retail stores, construction and construction materials, commercial businesses, export-import companies, materials vendors, wholesalers and automobile dealerships. SME loans are more profitable than traditional corporate loans. The Bank intends to continue to lend to this sector of the Thai economy and to utilize its nationwide network of branches to serve the needs of SME customers throughout Thailand.

The Bank created the Metropolitan and Provincial geographical sectors within the Business Centre Group to focus on SMEs located in these geographical sectors. These geographical sectors are further subdivided by geography into departments to provide even greater attention to SMEs. These departments work closely with the Bank’s product specialists to tailor specific products for SMEs.

The Bank has implemented several recent key projects including the Joint KTB-Government project to provide entrepreneurs in the industrial, service, trade and agricultural sectors with loans for working capital at a specified interest rate, the Energy Investment Support Project to aid entrepreneurs in boosting production facility and cost reduction, the Factoring Business Loan, which provides loans to SMEs for working capital purposes, and Loans for Entrepreneurs in Crisis which provides, among others, soft loans to help flood-hit SMEs. The Bank has also developed supply chain solutions such as KTB-Supply Chain Package which provides revolving credit facilities to suppliers for the purchase of raw materials for manufacturing, KTB Supplier Financing which provides working capital to sellers as well as KTB Factoring Loan and KTB Distributor Financing which provides revolving loans to distributors. In addition, the Bank has implemented the Thai Khemkhaeng Loan Project 2012, which comprises a letter of guarantee and a construction loan in support of the Government’s stimulus measure for reviving the national economy by providing a fast approval process for any contractor bidding for such projects.

SME loans represented 19.6 percent of the Bank’s loan portfolio as of December 31, 2011.

The primary products marketed by SME Banking are term loans, import/export bills and overdraft facilities. The Bank also offers various trade-related services that include trust receipts, packing credits, collection, confirmation and remittance for letters of credit and letters of guarantee. Most loans provided by SME Banking charge interest on a floating-rate basis over the MLR.

The spread over MLR to be applied for each customer depends on the risk of such particular customer and the competition in the market.

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As loans to small enterprises are essential for the growth of the Thai economy, Government-sponsored organizations, including the Small Medium Enterprises Development Bank, the Small Industry Credit Guarantee Corporation, the BoT and the Department of Industrial Promotions work together to assist this sector of the economy. The Bank contacts these institutions to obtain referrals for potential customers that are in need of working capital and advice on financial and marketing matters. In particular, the Small Industry Credit Guarantee Corporation provides commercial banks, including the Bank, with full or partial guarantees for some SME loans.

Most of the loans made by SME Banking are secured by collateral. It is the Bank’s policy to reappraise collateral securing NPLs at least every three years for properties and machinery. Collateral for normal or special mention loans are generally reappraised every three years, except collateral for mortgage lending or other lending with an outstanding amount of less than Baht 5 million, which will be reappraised when such loans are classified as substandard and special mention, respectively. In cases where collateral values have decreased to below the principal amount of the loans, the Bank requests the borrower to provide additional collateral.

(4)	RETAIL BUSINESS AND NETWORK GROUP

The Bank offers retail customers a full range of services and products, including retail lending services (retail loans, mortgages and other personal loans and card services), retail customer services (demand, savings and fixed deposit-taking, checking accounts, electronic banking and ATM services, government securities and mutual funds, bill payment, payroll and check-cashing services and others), investment consultancy services and community banking. These products and services are delivered via a variety of channels including branches, ATMs, telephone banking, internet banking and mobile phone banking. As of December 31, 2011, the Bank’s approximately 16.6 million customer deposit accounts were served by a network of 1,022 branches, 7,458 ATMs and shared access to many more ATMs nationwide. The Bank had approximately 91 convenience corners as of December 31, 2011.

Retail Lending Services

The Bank offers consumers various loan products, including residential mortgage loans, revolving personal loans and other personal loans. The Retail Business and Network Group accounted for 26.4 percent of the Bank’s unconsolidated loan portfolio as of December 31, 2011.

As of December 31, 2011, approximately 50.9 percent of the Bank’s unconsolidated retail loan portfolio was made in connection with residential housing purchases totaling Baht 191.9 billion. The remaining 49.1 percent of the Bank’s unconsolidated retail loan portfolio were personal loan accounts totaling Baht 184.9 billion, including revolving credit loans which are mostly extended to Government employees, with each monthly payment being deducted from their payroll prior to deposit in their accounts with the Bank. The Bank also provides home equity loans to qualified borrowers. The Bank had a retail loan market share of 16.1 percent as of December 31, 2011.

The Bank offers a variety of repayment methods in order to provide convenience to its retail loan customers, including the Government employee payroll deduction plan, automatic transfer system repayment (where a pre-determined amount is automatically transferred from the borrower’s deposit account each month), repayment by ATM, telephone banking, internet banking and repayment “over-the-counter” at any branch. The Bank will continue to provide lending products at convenient locations throughout Thailand. Through its Electronic Banking & Cash Management Group, the Bank continually develops new and relevant retail loan products in order to remain competitive in the current market, as well as developing an electronic service channel for timed deposit opening account through KTB Online. The Bank will continue to study demographic information, establish targets for new retail banking lending and identify specific geographic areas for customer development.

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The Bank believes its strong customer and deposit base of approximately 16.0 million customer deposit accounts positions its retail lending portfolio to grow along with Thai consumers’ disposable income. The Bank’s Government and SOE employee customers also provide a potential lending pool that includes well-educated and creditworthy professionals.

Mortgage Lending

Housing loans, or residential mortgages, are the Bank’s primary retail lending product. The Bank’s unconsolidated mortgage lending portfolio amounted to Baht 191.9 billion as of December 31, 2011. The Bank ranked third in the mortgage lending market among all commercial banks in Thailand as of December 31, 2011 with a market share of 16.0 percent

The Bank markets its mortgage lending products principally to Thailand’s expanding professional and middle classes, generally in connection with the purchase of newly developed housing. The Bank believes this market segment is currently less developed in Thailand than in other markets such as Singapore, Hong Kong, the United States and Western Europe and offers significant potential for growth. In particular, the market for detached housing and condominiums in metropolitan Bangkok has been under-served since the Asian financial crisis in 1997 and has grown significantly since 2003. The Bank’s mortgage-lending activities contribute significantly to its overall revenues.

The Bank intends to further establish strong relationships with selected housing developers with a reputation for undertaking and completing high quality residential developments. The Bank seeks to have these developers recommend the Bank as a source of mortgage financing when they sell property in their developments.

Residential mortgages are primarily floating rate loans in Thailand, but adjustable rate mortgages with “teaser rate” offering low fixed-interest payments for the first, second or third years, are increasingly popular. All floating rate mortgage loans are typically made at MLR, plus or minus a predetermined spread. Most residential mortgages have a maturity of up to 30 years. The Bank also offers residential mortgage customers competitive refinancing packages, but refinancing remains limited in Thailand due to the predominance of floating rate loans.

The Bank’s principal residential mortgage product, Special Fixed Rate Home Loans, offers customers the ability to lock in a low interest rate in the first year of their home loan. After that, interest rates will be MLR minus 0.25 percent per annum through the remaining life of the loan.

The Bank has instituted rules based lending and developed credit scoring and credit approval for the granting of retail loans, including residential loans. Before approving a mortgage loan, the Bank first establishes a credit score for the quality of the loan by assessing the quality of the individual residential property and the credit quality of the prospective borrower. The Bank believes that by lending primarily to its existing customers and determining a credit score for each individual loan application, it has built a quality mortgage loan portfolio.

The Bank generally extends mortgage loans only for purchases of primary residences. The Bank discourages lending for investment or resale purposes and monitors the use of the loan by examining the credit file of the borrowers. The Bank estimates that most of its mortgage loans have been made to finance purchases of primary residences.

Virtually all mortgage loans are made on a fully collateralized basis. Mortgage loans generally do not exceed 90.0 percent of the appraised value, although the Bank provides financing of 95.0 percent of the purchase price to retail buyers of residential real estate developments where the Bank is also involved in the project financing of such development.

Personal Loans

The Bank extends loans other than mortgage loans, or personal loans. Customers borrow these loans for many purposes, including financing educational expenses and purchases of household goods and transportation vehicles. The Bank also offers revolving credit lines primarily to Government and SOE officials.

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The Bank’s unconsolidated personal loans totaled approximately Baht 184.9 billion as of December 31, 2011. Personal loans are comprised of revolving personal loans and other purpose loans. Multi-Purpose Loans for government officers generally have maturities of not more than four years, except for revolving personal credit lines, which may be repaid and redrawn. The Bank’s market share of non-mortgage loans was 16.3 percent among all the commercial banks as of December 31, 2011. As the Bank estimates that most of its revolving loans are made to Government and SOE employees who typically participate in its payroll deduction program, the Bank believes the asset quality of its personal loan portfolio is very high. These revolving personal loans have been quite profitable, as they typically carry interest rates higher than mortgage loans. The interest rate on the Bank’s revolving personal loans was the minimum retail rate, or MRR, plus 3.5 percent. Most of the Bank’s revolving personal credit lines are personally guaranteed, without the pledge of specific collateral.

Credit Card Services

In order to allow its subsidiary, KTC, to operate more efficiently as a separate consumer finance company and not as a regulated commercial bank, the Bank spun off and listed KTC on the SET in 2002. In connection with this spin-off, the Bank sold its entire credit card portfolio to KTC. The Bank’s transfer of its credit card portfolio to KTC included all delinquent accounts, except those accounts for which legal proceedings had already begun. KTC has grown significantly as a publicly listed company and is one of the largest issuers of credit cards among Thai commercial banks with approximately 1.6 million cards outstanding as of December 31, 2011.

As of December 31, 2011, the Bank had a 49.5 percent interest in KTC. The remaining 50.4 percent was held by retail investors.

Through KTC, the Bank is able to offer its customers a varied line of credit card products and services. Currently, the Bank’s customers can choose from KTC’s Visa, MasterCard, KTC JCB and Visa Electron. Credit card customers are billed monthly, and are only required to make a minimum payment equal to 10 percent of the outstanding balance.

Retail Customer Services

The Bank’s retail activities include demand (checking) accounts, savings accounts and fixed deposit-taking, electronic banking and ATM services, government securities and mutual funds, bill payment, payroll and cheque-cashing services and others. As of December 31, 2011, the Bank’s consolidated financial statements had Baht 69.0 billion in demand deposits, Baht 776.0 billion in savings deposits and Baht 440.5 billion in term deposits.

The Bank’s consolidated domestic deposits of Baht 1,273.7 billion as of December 31, 2011 represent one of the strongest deposit bases of any commercial bank in Thailand. As at December 31, 2011, the Bank’s domestic deposits represented 99.1 percent of the Bank’s consolidated deposits, and the Bank’s pricing of deposits are as follows: savings account (0.625 to 0.875 percent), fixed deposit account (2.00 to 2.20 percent), six-month fixed deposit account (2.60 percent), 12-month fixed deposit accounts (2.75 to 3.00 percent), 24-month fixed deposit account (3.15 to 3.20 percent) and 36-month fixed deposit account (3.35 percent) as of December 31, 2011.

Wealth Management Consultancy Services

The Bank offers wealth management consultancy services to certain high net worth customers at selected branches. These branches are equipped with computer software developed by the Bank, which investors may use to interactively evaluate various investment products. In addition, the Bank recently put in place procedures and computer software to support the sale of unit trusts by its branches. The ability of the Bank’s branches to offer customers unit trusts increases the Bank’s fee income, while providing customers with potentially higher-yielding investments than deposits.

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Community Banking

The Bank supports small communities by setting up the infrastructure for co-operative banks. The Bank believes this allows it to strengthen its customer base and provides it with an opportunity to generate fee based income through provision of services such as cash management.

(5)	INTERNATIONAL BANKING

Overseas Branch Banking Activity

The Bank’s overseas branch banking activities, which it manages through the Overseas Branch Strategy Department (which is part of the Bank’s Financial Management Group), accounted for approximately 0.6 percent of loans as of December 31, 2011. International lending is concentrated in areas relating to international businesses, cross-border lending, and loans to Thai investors and multinational companies. The Bank’s overseas branches typically lend money in their local currency and in major international currencies, such as U.S. dollars, in connection with syndicated and bilateral loans made to medium and large domestic companies, multinational companies and to offshore operations of Thailand-based companies.

The Bank uses its overseas branch offices, particularly the Singapore office, as booking offices for its foreign currency funding operations. In addition, the Bank’s overseas branches facilitate the Bank’s foreign currency exchange operations and engage in swap and other derivative transactions in connection with its hedging strategy.

The Bank operates seven overseas branches, one in each of Los Angeles, Singapore, Kunming, Mumbai, Phnom Penh, Siem Reap and Vientiane.

Each branch generally follows the Bank’s central loan approval and monitoring processes and is audited by the Bank’s internal audit team, as well as by external auditors. In addition, each branch is regulated by the local banking regulators in its home country.

International Trade Services

In addition to lending services, the Bank offers other banking services, such as money transfer, remittance services, letter of credit, shipping guarantee and other trade-related financing and processing services.

The Bank’s International Trade Services Department and International Business Centres operate within the International Business Operations Sector, offering letters of credit, trust receipts, export bills under letters-of-credit purchased, import and export bills for collection and packing credits to foster Thailand’s import and export business. The Bank also offers both incoming and outgoing guarantee services.

(6)	TREASURY

The Treasury Department of the Bank is part of the Financial Management Group and engages in foreign exchange activities and money market operations, as well as customer-driven derivatives business. The Treasury Department is a major participant in the Baht interbank market.

The Treasury Department’s principal function is to manage the Bank’s liquidity and foreign exchange positions through the domestic and international interbank markets. In addition, the Treasury Department monitors the Bank’s daily local and foreign currency cash flows and liquidity positions and reports these positions, as well as money market conditions and interest and exchange rate movements and forecasts, to the Chief Financial Officer. The Bank’s approach is very conservative. Most of the Bank’s exposure to financial derivative instruments

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is for hedging purposes. Financial derivatives are used by the Bank to take advantage of higher prevailing U.S. dollar interest rates by entering into cross-currency forwards, interest rate swap transactions and to hedge the Bank’s customers’ obligations. The forward contracts were fully hedged and yielded interest income in excess of any foreign exchange losses or gains incurred in connection with the interest rate swap transactions.

The Treasury Department is responsible for executing foreign exchange and money market transactions, and is required to record each transaction in the Bank’s electronic cash-book system. The Bank sets strict trading limits on all Treasury Department personnel and compliance with these limits is checked on a continuous basis by back office staff. The Bank’s Risk Management Group monitors market risk on a constant basis through the use of the Bank’s Dealing Room System, which employs state-of-the-art processing to produce real-time market positions and market risk assessments. The Dealing Room System reports, which include information on the profitability of the day’s transactions, are then forwarded to the Treasury and Market Risk Management Department managers. Back office functions, which include confirmation on trades and positions and settlement and clearing, are performed by the International Payment and Settlement Operation Office of the Bank. In order to ensure the integrity of the control function, the risk management and back office functions have been separated from the Treasury Department.

(7)	CAPITAL MARKETS

The Bank established its Capital Markets Department and Equity Investment Department as part of its effort to provide focus and expand revenue. The Bank has begun to place a greater emphasis on this department in order to generate higher income.

The Bank holds a license to trade domestic Thai debt securities and Government bonds. Since receiving this license, the Bank has begun to extensively trade domestic debt securities. The Bank invests in both equity and debt securities. The purposes of these investments are to maintain liquid assets as required by the BoT, manage the liquidity within the Bank, increase revenues other than interest revenue generated from granting of loans, boost the Bank’s core businesses and to facilitate debt restructurings. In making an investment in securities, the Bank takes into account the expected return on such investment in light of the Bank’s cost of funds, the risks associated with the securities, market conditions, liquidity and the maturity and period for holding such securities. The Bank undertakes a comprehensive screening process prior to making an investment decision. The Bank generally takes a conservative approach when making equity investments. The Bank adheres to its investment policies which it revises from time to time. The Bank’s equity securities portfolio contains principally long-term investments. The Bank has set up short-term equity portfolio trading to accommodate excess liquidity and to earn capital gains to complement dividend income earned on its more conventional long-term investments. In addition, the Bank receives equity investments as a result of debt restructuring by way of debt equity swaps. The Bank disposes of these investments according to the BoT’s regulations and the terms and conditions of the debt restructuring. Furthermore, the Bank makes investments in companies in banking-related businesses for strategic reasons.

For debt investment, the Bank focuses on investment in Government bonds and debt instruments guaranteed by the Government, as they have relatively lower risk and can be treated as liquid assets of the Bank and used as collateral for transactions with the BoT. In addition, the Bank invests in bonds issued by SOEs and debentures issued by private companies that are investment grade.

(8)	ASSET MANAGEMENT

The Bank’s wholly-owned subsidiary, KTAM, provides corporate and non-corporate customers with asset management services. As of December 31, 2011, the assets under management of KTAM were approximately Baht 362 billion, approximately 20.3 percent of which were provident funds.

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(9)	INSURANCE

Through three Bank affiliates, Krungthai-AXA Life Insurance Company Limited (“Krungthai-AXA”), Krungthai Panich Insurance Public Company Limited (“Krungthai Panich”) and Dhipaya Insurance Public Company Limited, the Bank offers a range of life and non-life insurance, including automobile insurance, marine insurance and fire insurance. The Bank owns 50.0 percent of Krungthai-AXA, with the remaining owned by the AXA Group. The Bank owns 45.0 percent of Krungthai Panich, with the remaining 55.0 percent mainly owned by two other groups of Thai investors. The Bank owns 17.0 percent of Dhipaya Insurance Public Company Limited.

Krungthai-AXA bancassurance is growing rapidly, given its close ties with the Bank and its large branch network. Krungthai-AXA’s bancassurance services are currently available at 1,022 of the Bank’s branches, with a headcount of 18,428. Krungthai AXA’s total direct premiums grew to Baht 21.0 billion in 2011 from Baht 17.8 billion in 2010. Krungthai-AXA ranked sixth out of 24 competitors in the industry, measured by total new premiums, with respect to the financial year ended December 31, 2011.

The total asset sizes of Dhipaya Insurance Public Company Limited, Krungthai-AXA and Krungthai Panich were Baht 40.0 billion, Baht 54.1 billion and Baht 14.0 billion as of December 31, 2011.

(10)	LEASING

Through the Bank’s wholly-owned subsidiary, KTB Leasing Company Limited, or KTBL, the Bank offers hire purchasing and leasing of automobiles. The Bank targets its existing customers who need financing for automobile purchases. As of 31 December, 2011, KTBL’s outstanding loans were equal to Baht 17.1 billion.

Krung Thai IBJ Leasing (“KTIBJ”), the Bank’s 50.0 percent owned joint venture with IBJ Leasing, is primarily engaged in leasing machinery, passenger and commercial automobiles, computers and office equipment to corporations and businesses. IBJ Leasing is one of the largest leasing companies in the world and is part of Mizuho, one of the largest banking groups in the world. KTIBJ focuses on Japanese/Thai joint ventures and other multinational companies, as well as Japanese and Thai companies operating in Thailand.

The total asset sizes of KTBL and KTIBJ were Baht 17.4 billion and Baht 5.3 billion as of December 31, 2011.

(11)	FINANCIAL ADVISORY

Through the Bank’s wholly-owned subsidiary, KTB Advisory Company Limited or KTBA, the Bank offers financial advisory services to customers in the public and private sectors, including business clients of the Bank.

(12)	SECURITIES

KT ZMICO Securities Company Limited (“KTZMICO”), the Bank’s 50.0 percent owned joint venture with ZMICO Group, conducts securities trading as a brokerage firm and provides underwriting, financial advisory services and other businesses permitted by the Office of Securities and Exchange Commission of Thailand.

2.4	Industry outlook and competition in 2012

(1)	THAI BANKING INDUSTRY

Commercial Banking - Outlook 2012

The operating performance for Thai commercial banks generally during the first half of 2012 is better than expected, although the economic recovery in Thailand was held back as exports

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still remain affected from supply chain disruption in manufacturing sector and the European debt crisis becoming much worse. Although there is stronger competition in the sector among financial institutions, there are also a number of positive local factors including higher domestic consumption and investment due to renovation expenses and rehabilitation of businesses/houses damaged from the last year’s flood crisis, and stimulus measures initiated by the government such as the increase in minimum wages, salaries of government officers, the first car buyer policy, the first home buyer policy, and investment in mega infrastructure projects. As a result, the total demand for loans and the number of financial transactions continuously increased. At the same time, the overall financial standing of commercial banks in Thailand remained solid. These commercial banks are ready for business expansion and able to take risks and face challenging factors in the external environment. Therefore, there was continuous growth in the operating performance compared to the corresponding period in the previous year, whereby deposits increased by 18.68 percent as a result of introducing various types of deposit products, varying in terms of interest rate, term, flexibility and privilege. Loans increased by 13.74 percent due to an increase in demands for investment and consumption, particularly home loans and leasing, hire-purchase, which received benefits from the government’s first home buyer, and first car buyer policies. NPLs (net) decreased by 18.64 percent as the BoT’s policy allowing commercial banks to maintain the same classification for borrowers who were affected by the flood crisis until the end of June. Close monitoring of customers by commercial banks generally resulted in the proportion of net NPLs/Loan decrease from 1.83 percent to 1.36 percent during the same period in 2011, which was at its lowest since the Asian financial crisis in 1997. Net interest income increased by 10.52 percent, while the net interest margin (NIM) decreased slightly from 2.80 percent to 2.74 percent from the same period in 2011. Non-interest income increased by 6.94 percent due to dividend income, ATM service fees, and Bancassurance. Net profit increased by 12.81 percent, from the same period in 2011, resulting in ROE being increased to 14.83 percent and ROA remained at 1.42 percent. In respect of capital, even though BIS ratio decreased to 14.96 percent from 15.32 percent in the corresponding period in 2011, the ratio is still much higher than the Bank of Thailand’s ratio requirement of 8.50 percent and this amount consists of 10.61 percent of Tier 1 capital.

The operating results for the second half of 2012 are expected to slow down due to the expected increase in down pressure from the global economic crisis and Thailand’s politics. The competition remains strong, particularly in the area of deposits, even though the government has extended the time period for deposit protection. In respect of loans, there is a fierce competition in SME lending and retail banking, which banks have given more importance in order to reduce risks from the global economic crisis and the use of capital and to expand non-interest income base. In the Bank’s view, competition will further intensely closer to the full implementation of ASEAN Economic Community (AEC), which is expected to be completed in 2015. It is also expected that there will be adjustments by certain commercial banks groups, such as expansion of branches/representative offices in neighboring countries, development of new products to accommodate ASEAN consumers, and setting-up of centers for client consultation to serve the expansion of investment and mergers and acquisitions etc.

Risks Relating to Thai Banking Industry

•	The Thai banking industry is very competitive, and the Bank’s growth strategy depends on its ability to compete effectively

The Thai banking sector remains very competitive. The Bank’s primary competitors are major domestic and foreign banks operating in Thailand. In recent years, the Government has implemented a policy of deregulating domestic financial and banking markets by allowing banks and financial institutions to provide a wider range of services, by permitting increased competition from foreign banks and other financial institutions and by broadening the range of investment instruments, such as mutual funds, available to the public.

The Bank may also face increased competition in the future from financial institutions (including non-bank institutions) offering a wider array of commercial

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banking and financial services and products than the Bank and that have larger lending limits, greater financial resources and stronger balance sheets than the Bank. Increased competition may result from:

•	foreign banks, due to, among other things, relaxed regulations potentially permitting large foreign banks to open additional branch offices and acquire control of Thai banks;

•	domestic banks entering into strategic alliances with foreign banks with significant financial and management resources;

•	financial services companies specializing in products that the Bank offers directly or through strategic alliances;

•	multi-finance companies and securities houses that offer products the Bank does not have licenses to offer, such as mutual fund management and the underwriting of equity shares;

•	entities owned by or affiliated with the Government that provide industrial development funding and export and import lending and services;

•	state-owned banks and other Thai banks that have established relationships with the Government and large corporate groups; and

•

continued consolidation, both with and without Government assistance, in the banking sector involving domestic and foreign banks, driven in part by the liberalization of foreign ownership restrictions.

There can be no assurance that the Bank will be able to compete effectively. Increased competition may make it difficult for the Bank to increase the size of its loan portfolio and deposit base, which could have a material adverse effect on the Bank’s growth plans, business, cash flows, financial condition, results of operations and prospects.

•	The Bank may not be able to optimally utilize customer deposits in order to generate income to repay its depositors or generate sufficient profit to fund its growth

Deposits in Thai commercial banks were guaranteed by the FIDF until August 11, 2008, which was the date on which the Deposit Protection Agency Act became effective (the “Effective Date”). The Deposit Protection Agency Act was passed to replace the FIDF guarantee. The Deposit Protection Agency protects those deposits in Thai resident Baht accounts of financial institutions in Thailand. The amount of deposits covered under the Deposit Protection Agency is as follows:

Period	Deposit Protected Amount* (per depositor per financial institution)
Effective Date - August 10, 2012	Entire deposit amount
August 11, 2012 - August 10, 2015	Baht 50 million
August 11, 2015 - August 10, 2016	Baht 25 million
August 11, 2016 onwards	Baht one million

Note: (*) indicates the deposit protected amount including interest thereon accrued prior to the revocation of the financial institution’s license.

Financial institutions are required to make mandatory contributions to the Deposit Protection Fund twice a year, by the last business day of July for the period from January to June and by the last business day of January for the period from July to

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December of the previous year. These mandatory contributions from financial institutions equal 0.01 percent of the weighted average of deposits which have been protected under the Deposit Protection Agency Act. The effect of the limitations imposed on the deposit guarantee (which will eventually be Baht one million for the aggregate amount of all accounts of a depositor) may lead to customers placing their deposits with large banks like the Bank which have a strong financial position. There can be no assurance that the Bank will be able to on-lend such deposits to its customers, or otherwise make use of such deposits, in order to generate income to repay its depositors or generate sufficient profit for the growth of the Bank. If not, the Bank may need to reduce its interest rates for deposits in order to lower its costs of funding, which may lead the Bank’s customers to place their deposits with the Bank’s competitors. This may have an adverse impact on the Bank’s business, cash flows, financial condition, results of operations and prospects and could adversely affect its level of competitiveness.

•	Guidelines for NPL classifications and provisioning in Thailand may be less stringent than those in other countries

The BoT’s regulations with respect to loan classifications and provisioning, in certain circumstances, may be less stringent than those applicable to banks in the United States and other countries. This may result in the Bank’s classifying particular loans as non-performing at a later time or in a category reflecting a lower degree of risk than might be expected in such other countries. As a result, the amount of the Bank’s NPLs as well as reserves may be lower than would be reported if it were located in such other countries. If the Bank changes its provisioning policies to become more in line with international standards or otherwise, its results of operations may be adversely affected.

•	Thai rules and regulations do not require the Bank to provide as much corporate disclosure as banks in some other countries

The Bank is required by the SET to publish annual and semi-annual audited and quarterly unaudited financial results. The BoT also requires the Bank to disclose monthly summary balance sheets, and quarterly NPL and allowance amounts, which are made publicly available on the BoT’s website and SET’s website. The rules and regulations of the SET and the BoT are evolving and the amount of information publicly available with respect to publicly listed entities in Thailand is significantly less than that available with respect to comparable listed entities in other jurisdictions. Certain types of statistical and financial information published by banks in certain other countries are not published by Thai banks. Accordingly, direct comparisons with banking institutions in such countries may not be possible.

•	Thai financial markets lack advanced risk management tools

The Thai financial markets lack advanced instruments to manage credit, interest and foreign exchange risks. For example, there are limited national credit bureau databases in Thailand as well as a lower corporate credit rating penetration compared to jurisdictions with more advanced financial infrastructures. Accordingly, the Bank is not always able to change its pricing strategy and reshape its portfolio in a timely manner in response to market conditions. In addition, there are very limited national credit bureau databases. This lack of sophistication in the local market may hinder the Bank in managing its risks, which may adversely affect its results of operations.

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(2)	COMPETITIVE STRENGTHS

The Bank believes its franchise leverages a number of core competitive strengths which support its financial performance:

Extensive Service Network

The Bank operates the second largest branch banking network in Thailand. As of December 31, 2011, the Bank’s network served approximately 16.6 million customer deposit accounts at 1,022 branches and sub-branches, of which 353 are located in Bangkok. The Bank had the second largest ATM network in Thailand as of 2011. The Bank built and operated the first nationwide ATM network in 1998, and offered ATM services to the holders of more than 10 million ATM cards as of December 31, 2011, through 7,458 ATMs located in all of Thailand’s 77 provinces. In 2011, the Bank opened 60 new branches, five foreign exchange booths and installed 340 new ATMs. The Bank has been reengineering and reconfiguring a substantial number of its branches and the functionality of its ATMs, such as enabling members of saving co-operatives to conduct financial transactions with such co-operatives through the Bank’s ATM network. The Bank has also instituted special incentive programs at its branches and has implemented comprehensive training of its employees nationwide to improve customer service and customer satisfaction.

The Bank considers its extensive branch and ATM network makes it one of the most convenient retail banking service providers in Thailand. The Bank offers corporate banking services primarily through its headquarters in Bangkok, but also provides its corporate and retail customers with the convenience of 63 business centers, 91 foreign exchange booths and 20 international business centers throughout Thailand. The Bank operates 83 mobile vehicles or “KTB on the Move” vehicles to service customers in remote areas. In addition, the Bank provides internet banking services through “KTB Online” and mobile phone banking through “KTBOnline@Mobile” to its customers. The Bank also maintains overseas branches in the People’s Republic of China, the U.S., India, Cambodia, Singapore and Laos.

Large Deposit Base to Fund Continuing Asset Growth

The Bank has one of the strongest deposit franchise in the Thai banking sector, which provides the Bank with considerable funding and in turn the ability to grow its asset base. The strength of the Bank’s deposit base is due to its wide distribution network, the Bank’s strong relationships with large private and government-related corporations in Thailand as well as the Bank’s strong brand recognition, especially in Thailand’s provinces. The Bank had approximately 16.0 percent market share of the unconsolidated total deposits among the commercial banks in Thailand as of December 31, 2011.

Strong Relationships with Corporate, Government and Retail Customers

The Bank’s strength of existing relationships with corporate and retail clients places it at an advantage in relation to its competitors as the Bank develops a range of innovative product and service capabilities. In 2011, the Bank developed new and distinctive products and services including deposits, loans, card products, electronic services and cash managements services and further integrated its payment system. For example, in recent years, the Bank has developed innovative new products and services such as KTB e-Opened Account, KTB e-Cheque, KTB netbank, KTB Oil Fund Card, KTB Shop Smart Card and KTB Online@Mobile.

Top Tier Corporate Relationships Most companies comprising the SET 50 are customers of the Bank. In the aggregate, private sector corporate borrowers represented approximately 35.3 percent of the Bank’s unconsolidated total loan portfolio as of December 31, 2011. Most of the Bank’s private sector corporate borrowers have been customers of the Bank for a number of years, whom the Bank considers form a solid base of creditworthy borrowers.

Retail Banking Customers The Bank’s nationwide presence has allowed it to build a strong base of retail banking customers. The Bank’s retail banking customers comprised 26.4 percent

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of the Bank’s unconsolidated total loan portfolio as of December 31, 2011, with customers located throughout Thailand. The Bank believes its brand name is well known, particularly in Thailand’s provinces. The Bank’s retail banking encompasses home loans, revolving credit line and other personal loans. A majority of the Bank’s banking transactions are conducted through its electronic distribution platform that serves the Bank’s ATM cardholders, telebanking customers, Internet banking customers and mobile banking customers.

Strong Relationships with the Government and SOEs

As of August 31, 2012, the Bank is 55.05 percent owned by the FIDF and has a strong existing relationship with the Government, government agencies and SOEs in Thailand. The Bank provides a broad range of services to SOEs and government agencies such as loans to SOEs and government agencies insured by the Ministry of Finance.

Government and State Owned Enterprise. The Bank serves all Government ministries and the major SOEs in Thailand holding more than Baht 436.8 billion of Government and SOE deposits, which represented 34.0 percent of the Bank’s unconsolidated total deposits as of December 31, 2011. Government and SOE lending accounted for 18.7 percent of the Bank’s unconsolidated total loans outstanding as of December 31, 2011. The Government disburses a substantial portion of its payments through the Bank’s accounts. SOE loans are among the strongest credit in Thailand, most of which are ultimately supported by guarantees from the Government. The Bank has implemented a fully integrated nationwide budgeting, accounting, payment and procurement system. The system enables the Bank to offer the Government complete nationwide paying agency services and strengthens the Bank’s relationship with the Government. The Bank continues to attract more customers from the government sector by leveraging its existing capabilities.

Government and SOE Employees. Government and SOE employees generally have their pay checks directly deposited in their accounts at the Bank, allowing these customers to withdraw funds, pay bills, deposit additional funds and make direct loan payments on their home mortgages with the Bank and personal loans through the Bank’s payroll deduction program. The Bank believes that these Government and SOE employees, who are among Thailand’s most attractive professional and middle-class consumers, present a significant opportunity for the Bank to offer savings and checking accounts, credit cards, home mortgages and personal loans.

Strong Capital Base to Support Growth

The Bank’s unconsolidated Tier I and total capital adequacy ratios were 8.7 percent and 13.7 percent, respectively, as of December 31, 2011, substantially above the BoT’s required levels of 4.25 percent and 8.5 percent. The Bank’s capital strength enhances the Bank’s ability to continue asset growth and protect itself against potential risks.

Strong and Independent Risk Management

The Bank has established a Risk Management Group as well as a corresponding governance structure to ensure that risks are managed efficiently and effectively and in order to sustain growth and profitability. The Bank has initiated these actions with the aim of enhancing its competitive edge by improving its risk management capability and, as a corollary, its risk-adjusted return on capital employed from its business lines. The Bank’s stringent credit risk management process has contributed to a steady improvement in asset quality, with the consolidated gross NPL ratio improving from 5.3 percent as of December 31, 2010 to 4.0 percent as of December 31, 2011.

Strong Brand Recognition

The Bank’s long-standing role in the Thai banking sector has created one of the most recognized brands in Thailand. The Bank considers its extensive nationwide distribution network reinforces this brand awareness. The Bank considers its strong brand recognition provides it with a powerful platform from which to market its products and services. It

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considers its distinct and visible street presence, as well as the consistent look and feel of its franchise, has contributed to higher sales and transactional traffic. In 2011, the Bank also has further strengthened its brand recognition by adopting a new corporate color as well as upgrading and renovating its branches to a standard model.

Proven and Experienced Management Team

The Bank has an experienced management team with proven ability to execute a business plan and achieve results. The Bank’s senior management team has proven its ability to provide strategic direction, execute business initiatives and compete in a highly competitive market reflected by the Bank’s strong position in the Thai banking sector. For example, in 2010, the Bank embarked on the “KTB Convenience Transformation” project to further position of the Bank as the “Convenience Bank” for the people of Thailand. The Bank believes it has the management strength and access to talent to grow its existing operations and to diversify into new revenue streams.

Competitive Positioning

The Bank was the second largest commercial bank in terms of total assets, loans and deposits in Thailand as of December 31, 2011, and it had approximately 16.0 percent market share of deposits among commercial banks in Thailand. The Bank also had the largest market share in terms of deposits from and loans to SOEs among commercial banks in Thailand. In addition, the Bank was the second largest bank in Thailand by network coverage, spanning 1,022 branches and sub-branches, 7,458 ATMs, 63 business centers, 91 foreign exchange booths and 20 international business centers. The Bank was also an innovator of new products such as NGV Energy Credit Card, KTB e-Cheque and KTB netbank.

2.5	Marketing and distribution

(1)	BRANCH NETWORK

The Bank’s Retail Business and Network Group offers a wide range of banking products and services to retail customers through its extensive branch network. The number of branches and sub-branches increased from 962 as of December 31, 2010 to 1,022 as of December 31, 2011, spread throughout Thailand’s 77 provinces. The following table illustrates the composition of the Bank’s branch network by region as of December 31, 2011:

	Bangkok and Metropolitan Area		Provincial Area	Total

ATMs	2,575		4,883	7,458

Domestic Branches	353	(*)	669	1,022

Business Centers	20		43	63

International Business Centers	14		6	20

Note: (*) illustrates the information excluding Metropolitan Area

The Bank’s branch development strategy is to expand its core branch network in Bangkok and other metropolitan areas and to relocate ATMs in the provinces to high traffic areas to further promote its position as the “convenience bank” while at the same time improving its operational efficiency. This strategy is, in part, driven by the BoT’s approval process. Prior to opening a new branch, all Thai banks must first receive BoT’s approval. Furthermore, the Bank must receive permission from the BoT to close branches. The Bank generally only submits an application to the BoT when the Bank has identified a group of locations for new branches that meets, not only BoT requirements, but also the Bank’s own expansion and profitability standards.

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The Bank has also devoted substantial resources to providing the best service to its SOE and Government customers. For example, the Bank has located a number of its branches at SOE and Government offices.

The Bank believes that its branches at these key Government and SOE locations allows the Bank to serve these key segments of its customer base at consistently high levels of convenience and customer satisfaction.

Officers at the Bank’s branch offices can access retail customer payment histories, credit scores and account balances using the Bank’s customer-based process management software. All branch office personnel are trained in order to establish a uniform customer service standard throughout the Bank’s branch network.

(2)	ELECTRONIC PRODUCTS

The Bank is committed to improving the dependability, availability and speed of its technology platform in order to provide a cost efficient and scalable method of processing banking transactions that further enhances its goal to become the “convenience bank”. The Bank intends to focus on the development of modern electronic services through ADMs, ATMs and passbook update machines that provide 24-hours a day deposit, withdrawal, fund transfer, bill payment, loan repayment and passbook update services. The number of transactions conducted via the Bank’s electronic distribution channels has grown steadily in recent years. The Bank also provides a range of electronic products to its customers such as KTB e-Opened Account, which enables customers to open their bank accounts via the Internet, and KTB netbank, which helps customers manage financial and non-financial transactions through a smart-phone application.

ATMs

The Bank was the first Thai bank to have ATMs in all provinces of Thailand. The Bank’s ATM network is now among the largest in Thailand with 7,458 ATMs as of December 31, 2011, offering features such as bill payment services, funds transfer services, mutual fund transaction services and international links to ATMs within the Cirrus worldwide network and the PLUS network. The Bank added 340 ATMs during 2011 and intends to add more ATMs in 2012. The Bank has ATMs located at most of its branches, as well as in shopping malls, office buildings, airports and universities. The Bank believes it has the largest ATM network serving Thailand’s provinces outside metropolitan Bangkok. In addition, the Bank has more ATMs at Government buildings throughout Thailand than any other bank in Thailand, allowing the Bank to capitalize on its relationship with many of Thailand’s SOEs. The Bank had approximately 10 million ATM cards as of December 31, 2011, including classic ATM cards, Gold Cards, institutional cards and Visa Electron Cards. In addition, the Bank provides prepaid cards through its e-money Cards. The Bank also provides Fleet Cards for the convenience of its customers to pay for gasoline expenses. Other initiatives from the Bank regarding business cards include KTB Invest Smart Card, KTB Shop Smart Card and KTB Life Smart.

In 2003, the Bank introduced its first 24-hour convenience corner at its headquarters in Bangkok. The convenience corner features foreign exchange booths, ATMs, ADMs and a passbook update machine, thereby enabling the Bank to offer customers with 24-hour deposit, withdrawal, fund transfer, bill payment, loan repayment, foreign exchange and passbook update services. As of December 31, 2011, the Bank had 91 convenience corners.

Self-Service Banking

In addition to ATMs, the Bank provides its customers access to their deposit accounts via:

•	Krungthai Telebank; and

•	Internet Banking (KTB Online and KTB Online@Mobile).

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Krungthai Telebank

Krungthai Telebank, the Bank’s telephone banking system, launched in 1989. Customers can make inquiries about their accounts, transfer funds, pay service fees and issue checks through a touch-tone phone number. The Bank’s call centre is open on a 24-hour basis and also provides a channel through which customers can inquire about the Bank’s products and services.

Internet Banking (KTB Online and KTB Online@Mobile)

The Bank launched its internet banking service in 2000. The Bank continues to develop its online services capabilities in order to offer a number of services to customers. While the Bank intends to intensively market its online services to Government agencies and SOEs, commercial and retail customers are also finding the Bank’s online services convenient, particularly the Bank’s payment gateways. For example, businesses can make online value-added tax, withholding tax and income tax payments to the Revenue Department, while both businesses and individuals can use the Bank’s online network to pay phone, electricity and water bills. Capitalizing on its strong relationship with Government agencies, the Bank has established an information technology cooperation arrangement that allows business operators to pay tariffs through Electronic Data Interchange providers using the virtual private network of the Communication Authority of Thailand and Trade Siam Co., Ltd.

KTB netbank is an online financial service that enables the Bank’s clients to effectively manage their financial and non-financial transactions through the internet or electronic channels, such as iPhone and iPad applications. KTB netbank offers “KTB face time”, which enables the customers to interact with the Bank’s employees as if they were doing transaction in person at the Bank’s branches. It also provides information to customers on high-rate deposit accounts with a minimum annual fee and minimum usage fee. Furthermore, KTB netbank intends to expand its services to other areas such as loans and trade funds.

2.6	Key assets of the Bank and its subsidiaries

	Type of Assets (as of June 30, 2012)	Amount (Million Baht)	% of Total Asset

1)	Loans to Customers	1,502,223	70.03%

2)	Interbank and Money Market Items, Net	280,169	13.06%

3)	Investments, Net	270,036	12.59%

3.	Lists of management and top 10 shareholders

3.1	Board of Directors of the Bank (as of August 31, 2012)

	Name		Position
1)	Dr. Sathit	Limpongpan	Chairman

2)	Ms. Benja	Louichareon	Vice Chairman

3)	Mr. Chulasingh	Vasantasingh	Director and Chairman of the Independent Director Committee

4)	Mr. Nontigorn	Kanchanachitra	Director and Independent Director

5)	Mr. Payungsak	Chartsuthipol	Director

6)	Mr. Prasert	Bunsumpun	Director and Independent Director

7)	Mr. Krisada	Chinavicharana	Director

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	Name		Position
8)	Mr. Veerapat	Srichaiya	Director and Independent Director

9)	Ms. Arunporn	Limskul	Director

10)	Mr. Yongyutt	Chaipromprasith	Director

11)	Mr. Pasan	Teparak	Director

12)	Mr. Apisak	Tantivorawong	President

3.2	Executive Officers of the Bank (as of August 31, 2012)

	Name	Position

1)	Mr. Apisak Tantivorawong	President

2)	Ms. Kittiya Todhanakasem	First Senior Executive Vice President	Financial Management Group

3)	Ms. Sompis Charoenkiatkul	Senior Executive Vice President	Risk Management Group

4)	Ms. Patcharasiri Kiatkumjai	Senior Executive Vice President	Operation Group

5)	Mr. Weidt Nuchjalearn	Senior Executive Vice President	Retail Business & Network Group

6)	Ms. Sriprabha Pringpong	Senior Executive Vice President	Government & State Enterprise Relations Group

7)	Ms. Pannipa Apichatabutra	Senior Executive Vice President	Internal Audit Group

8)	Dr. Anuchit Anuchitanukul	Senior Executive Vice President	Electronic Banking & Cash Management Group

9)	Ms. Sumalee Suksawang	Senior Executive Vice President	Human Resources & Corporate Governance Group

10)	Mr. Parinya Patanaphakdee	Senior Executive Vice President	Credit Restructuring & Asset Management Group

11)	Mr. Vipoota Trakulhoon	Senior Executive Vice President	Corporate Banking Group 2

12)	Ms. Jaree Wuthisanti	Senior Executive Vice President	Corporate Banking Group 1

13)	Mr. Prasit Wasupath	First Executive Vice President	Business Center Group

14)	Ms. Wallaya Kaewrungruang	First Executive Vice President	Compliance & Legal Management Group

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3.3	Top 10 Shareholders of the Bank (as of August 31, 2012)

Major Shareholders	Number of shares held
	Ordinary Shares	Preferred Shares	Total (shares)	(%)

1) Financial Institutions Development Fund	6,156,999,067	—	6,156,999,067	55.05

2) Thai NVDR Company Limited	660,583,006	60	660,583,066	5.91

3) State Street Bank Europe Limited	294,249,088	—	294,249,088	2.63

4) Vayupaksa Mutual Fund 1 By MFC Asset Management Plc	219,982,058	2,726,095	222,708,153	1.99

5) Vayupaksa Mutual Fund 1 By Krung Thai Asset Management Plc	219,982,057	2,726,095	222,708,152	1.99

6) United Overseas Bank Nominees (Private) Limited	178,000,000	—	178,000,000	1.59

7) HSBC (Singapore) Nominees Pte Ltd	169,156,750	—	169,156,750	1.51

8) The Bank of New York Mellon — CGT Taxable	132,991,000	—	132,991,000	1.19

9) State Street Bank and Trust Company	125,622,229	—	125,622,229	1.12

10) The Bank of New York Mellon	106,921,412	—	106,921,412	0.96

11) Others	2,915,262,333	47,750	2,915,310,083	26.06

Total issued and outstanding shares	11,179,749,000	5,500,000	11,185,249,000	100.00

4.	Historical information on capital increase and dividend payment by the Bank during the past 3 years

4.1	Historical information on capital increase by the Bank during the past 3 years

Other than for increasing the Bank’s registered capital for the purpose of the Rights Offering and the Newly Issued Ordinary Shares, the Bank did not increase its registered capital during the past 3 years.

4.2	Historical information on dividend payment by the Bank during the past 3 years

•

For Year 2011 operation, the Bank paid dividend to the holders of ordinary shares at the rate of Baht 0.62 per share and the holders of preferred shares at the rate of Baht 0.7745 per share (equivalent to 40.01 percent of the net profit) on May 9, 2012.

•

For Year 2010 operation, the Bank paid dividend to the holders of ordinary shares at the rate of Baht 0.51 per share and the holders of preferred shares at the rate of Baht 0.6645 per share (equivalent to 40.66 percent of the net profit) on May 20, 2011.

•

For Year 2009 operation, the Bank paid dividend to the holders of ordinary shares at the rate of Baht 0.40 per share and the holders of preferred shares at the rate of Baht 0.5545 per share (equivalent to 40.23 percent of the net profit) on May 7, 2010.

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

PART III

FINANCIAL INFORMATION OF THE BANK FOR THE PAST 3 YEARS(*)

1.	Comparison of the statements of financial position during the past 3 years

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENT
	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012
ASSETS
CASH	33,203,185	35,327,576	37,331,456	30,906,572	27,595,050	33,202,223	35,326,539	37,329,976	30,905,314	27,593,416
INTERBANK AND MONEY MARKET ITEMS, NET	252,875,099	210,965,009	198,203,012	188,521,840	280,169,132	252,944,502	210,998,419	198,180,526	188,496,766	280,131,286
CLAIMS ON SECURITIES	—	10,652,700	17,539,000	12,101,100	—	—	10,652,700	17,539,000	12,101,100	—
DERIVATIVES ASSETS	3,256,729	14,127,553	13,868,168	8,511,476	10,612,220	3,256,729	14,127,553	13,868,168	8,511,476	10,612,220
INVESTMENTS, NET	129,088,407	192,507,540	217,784,743	223,569,055	270,035,574	129,088,407	192,507,540	217,754,751	223,569,055	269,985,617
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES, NET	7,285,693	9,088,484	8,715,246	9,056,031	9,326,024	6,281,479	6,372,785	6,386,640	6,386,640	6,352,240
LOANS TO CUSTOMERS AND ACCRUED INTEREST RECEIVABLES, NET
LOANS TO CUSTOMERS	1,073,512,267	1,249,629,803	1,425,058,321	1,329,463,364	1,502,223,343	1,074,666,008	1,251,047,082	1,427,526,371	1,331,304,710	1,503,896,301
ACCRUED INTEREST RECEIVABLES	3,722,232	3,953,947	5,810,417	3,709,324	5,620,282	3,724,487	3,956,911	5,814,822	3,711,035	5,625,486

TOTAL LOANS TO CUSTOMERS AND ACCRUED INTEREST RECEIVABLES	1,077,234,499	1,253,583,750	1,430,868,738	1,333,172,688	1,507,843,625	1,078,390,495	1,255,003,993	1,433,341,193	1,335,015,745	1,509,521,787
LESS DEFERRED REVENUE	(1,631,942)	(1,788,556)	(1,886,072)	(1,653,010)	(2,848,444)	(65,146)	(346,836)	(183,615)	(251,090)	(230,301)
LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS	(40,152,399)	(45,008,113)	(44,218,324)	(35,801,051)	(43,513,376)	(39,911,652)	(44,714,986)	(43,938,817)	(35,519,661)	(43,188,779)
LESS REVALUATION ALLOWANCE FOR DEBT RESTRUCTURING	(299,067)	(117,415)	(52,206)	(48,666)	(46,491)	(299,067)	(117,415)	(52,206)	(48,666)	(46,491)

TOTAL LOANS TO CUSTOMERS AND ACCRUED INTEREST RECEIVABLES, NET	1,035,151,091	1,206,669,666	1,384,712,136	1,295,669,961	1,461,435,314	1,038,114,630	1,209,824,756	1,389,166,555	1,299,196,328	1,466,056,216

CUSTOMERS’ LIABILITIES UNDER ACCEPTANCES	3,808,647	2,575,512	3,120,975	3,160,680	3,049,436	3,808,647	2,575,512	3,120,975	3,160,680	3,049,436
PROPERTIES FORECLOSED, NET	42,147,820	45,609,815	44,068,306	43,998,791	38,435,959	42,142,803	45,601,013	44,049,535	43,982,021	38,413,172
PREMISES AND EQUIPMENT, NET	21,166,007	22,338,898	24,223,454	21,889,406	26,005,340	18,078,460	18,852,146	20,280,546	18,263,437	21,819,459
OTHER INTANGIBLE ASSETS, NET	3,125,379	3,497,432	3,759,755	3,600,928	3,717,956	626,650	797,840	722,940	765,851	671,263
ACCRUED INCOME	916,467	1,345,712	2,446,433	2,120,763	2,542,899	908,129	1,114,398	2,260,799	1,939,457	2,362,466
OTHER ASSETS, NET	11,805,612	7,770,470	9,226,309	6,140,984	12,198,086	11,290,277	7,342,746	8,460,822	5,645,173	11,396,584

TOTAL ASSETS	1,543,830,136	1,762,476,367	1,964,998,993	1,849,247,587	2,145,122,990	1,539,742,936	1,756,093,947	1,959,121,233	1,842,923,298	2,138,443,375

LIABILITIES
DEPOSITS	1,207,613,492	1,248,050,656	1,285,389,513	1,312,393,345	1,578,018,054	1,208,140,190	1,248,192,035	1,285,759,671	1,312,550,909	1,578,445,797
INTERBANK AND MONEY MARKET ITEMS, NET	71,416,063	142,739,330	161,502,641	135,134,434	179,869,809	71,437,420	142,763,412	161,523,203	135,140,967	179,886,173
LIABILITIES PAYABLE ON DEMAND	3,931,022	3,667,006	3,562,860	3,742,899	4,928,001	3,931,021	3,667,006	3,562,860	3,742,899	4,928,001
LIABILITIES TO DELIVER SECURITIES	—	10,652,700	17,539,000	12,101,100	—	—	10,652,700	17,539,000	12,101,100	—
DERIVATIVES LIABILITIES	3,012,910	12,695,334	15,584,898	8,720,364	12,510,455	3,012,910	12,695,334	15,584,898	8,720,364	12,510,455
DEBT ISSUED AND BORROWINGS	120,687,848	181,317,046	308,934,256	211,297,466	180,670,033	120,687,848	181,442,046	308,946,632	211,447,466	180,670,033

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENT
	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012
BANK’S LIABILITIES UNDER ACCEPTANCES	3,808,647	2,575,512	3,120,975	3,160,680	3,049,436	3,808,647	2,575,512	3,120,975	3,160,680	3,049,436
PROVISIONS	2,670,881	2,696,252	12,001,081	11,598,021	13,192,193	2,670,881	2,696,252	11,512,267	11,143,343	12,682,213
OTHER LIABILITIES	18,162,102	32,295,085	27,539,163	29,232,750	35,241,126	16,821,652	30,611,791	26,017,107	27,659,993	33,474,541

TOTAL LIABILITIES	1,431,302,965	1,636,688,921	1,835,174,387	1,727,381,059	2,007,479,107	1,430,510,569	1,635,296,088	1,833,566,613	1,725,667,721	2,005,646,649

EQUITY
SHARE CAPITAL
AUTHORIZED SHARE CAPITAL
5,500,000 PREFERRED SHARES OF BAHT 5.15 EACH	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325
11,191,412,250 ORDINARY SHARES OF BAHT 5.15 EACH	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773	57,635,773

ISSUED AND PAID-UP SHARE CAPITAL
5,500,000 PREFERRED SHARES OF BAHT 5.15 EACH	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325	28,325
11,179,749,000 ORDINARY SHARES OF BAHT 5.15 EACH	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707	57,575,707
PREMIUM ON SHARE CAPITAL
PREMIUM ON ORDINARY SHARE	1,208	1,208	1,208	1,208	1,208	1,208	1,208	1,208	1,208	1,208
OTHER COMPONENTS OF EQUITY	7,041,605	9,863,586	10,983,681	9,323,106	11,978,497	6,446,633	8,455,157	9,665,757	8,261,411	10,551,851
RETAINED EARNINGS
APPROPRIATED
LEGAL RESERVE	3,981,464	4,683,464	5,550,464	4,683,464	5,550,464	3,981,464	4,683,464	5,550,464	4,683,464	5,550,464
UNAPPROPRIATED	43,898,861	53,635,155	55,685,220	50,254,717	62,509,681	41,199,030	50,053,998	52,733,159	46,705,462	59,089,171

TOTAL EQUITY HOLDERS OF THE PARENT	112,527,170	125,787,445	129,824,605	121,866,527	137,643,882	109,232,367	120,797,859	125,554,620	117,255,577	132,796,726
NON-CONTROLLING INTEREST	1	1	1	1	1

TOTAL EQUITY	112,527,171	125,787,446	129,824,606	121,866,528	137,643,883	109,232,367	120,797,859	125,554,620	117,255,577	132,796,726

TOTAL LIABILITIES AND EQUITY	1,543,830,136	1,762,476,367	1,964,998,993	1,849,247,587	2,145,122,990	1,539,742,936	1,756,093,947	1,959,121,233	1,842,923,298	2,138,443,375

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

2.	Comparison of the statements of comprehensive income during the past 3 years

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENT
	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012

INTEREST INCOME	56,478,862	60,856,989	82,938,189	38,065,765	48,825,302	55,872,991	60,279,827	82,568,608	37,857,734	48,624,926
INTEREST EXPENSES	19,816,637	21,089,214	32,553,909	14,370,338	20,817,854	19,818,175	21,073,755	32,543,012	14,372,629	20,810,977

INTEREST INCOME, NET	36,662,225	39,767,775	50,384,280	23,695,427	28,007,448	36,054,816	39,206,072	50,025,596	23,485,105	27,813,949

FEES AND SERVICE INCOME	10,367,987	11,712,892	12,786,629	6,385,351	6,915,900	9,951,841	11,314,593	12,341,605	6,149,439	6,642,881
FEES AND SERVICE EXPENSES	1,103,443	1,379,116	1,412,892	682,693	840,068	988,521	1,225,113	1,315,869	628,673	793,369

FEES AND SERVICE INCOME, NET	9,264,544	10,333,776	11,373,737	5,702,658	6,075,832	8,963,320	10,089,480	11,025,736	5,520,766	5,849,512

GAIN ON TRADING AND FOREIGN EXCHANGE, NET	1,127,955	1,221,828	2,813,097	1,161,263	1,908,903	1,127,820	1,221,294	2,812,993	1,161,174	1,908,864
GAIN ON INVESTMENTS, NET	289,016	114,554	498,210	126,973	125,308	297,030	193,601	512,065	140,828	90,908
SHARE OF PROFIT FROM INVESTMENTS ON EQUITY METHOD	970,627	1,089,378	272,268	619,583	638,786	—	—	—	—	—
DIVIDEND INCOME	1,510,620	2,226,132	2,177,697	1,223,552	349,729	1,730,310	2,773,977	2,993,875	1,790,030	764,853
OTHER OPERATING INCOME	1,022,456	1,530,997	2,004,986	739,658	1,312,164	617,746	981,079	1,393,758	461,188	927,949

TOTAL OPERATING INCOME	50,847,443	56,284,440	69,524,275	33,269,114	38,418,170	48,791,042	54,465,503	68,764,023	32,559,091	37,356,035

OTHER OPERATING EXPENSES
PERSONNEL EXPENSES	15,042,531	17,095,517	18,797,898	8,764,180	10,313,390	13,848,854	15,797,579	16,370,022	8,057,669	8,920,890
DIRECTORS’ REMUNERATION	70,397	71,968	78,640	55,002	60,176	51,946	50,930	57,819	43,292	48,776
PREMISES AND EQUIPMENT EXPENSES	5,443,025	5,890,509	7,035,654	3,052,495	3,592,084	3,821,390	4,224,725	4,828,988	2,190,201	2,361,886
TAXES AND DUTIES	2,027,728	2,141,832	2,728,822	1,230,011	1,645,839	2,023,280	2,137,027	2,724,490	1,225,972	1,631,345
OTHERS	4,406,290	4,512,125	4,534,130	2,417,915	1,837,640	6,651,112	6,853,325	8,286,057	3,719,855	3,981,573

TOTAL OTHER OPERATING EXPENSES	26,989,971	29,711,951	33,175,144	15,519,603	17,449,129	26,396,582	29,063,586	32,267,376	15,236,989	16,944,470

BAD DEBTS, DOUBTFUL ACCOUNTS AND LOSS ON IMPAIRMENT	6,242,774	6,124,114	13,544,495	3,021,274	3,069,485	5,999,697	6,000,000	13,502,585	3,002,737	2,999,849

OPERATING PROFIT BEFORE INCOME TAX	17,614,698	20,448,375	22,804,636	14,728,237	17,899,556	16,394,763	19,401,917	22,994,062	14,319,365	17,411,716
INCOME TAX EXPENSES	5,425,539	5,535,132	5,777,258	3,998,362	4,139,391	5,270,000	5,370,000	5,660,000	3,880,000	4,120,000

NET INCOME	12,189,159	14,913,243	17,027,378	10,729,875	13,760,165	11,124,763	14,031,917	17,334,062	10,439,365	13,291,716

OTHER COMPREHENSIVE INCOME
MOVEMENT IN APPRAISAL SURPLUS ON ASSETS	(476,832)	(61,363)	2,500,499	—	(1,654)	(476,832)	(61,363)	2,500,499	—	—
GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES	2,109,073	2,883,344	(1,380,404)	(540,480)	987,696	2,415,549	2,069,887	(1,289,899)	(193,746)	877,320
GAIN ON TRANSLATION OF FOREIGN OPERATIONS, NET	—	—	—	—	8,774	—	—	—	—	8,774

OTHER COMPREHENSIVE INCOME, NET	1,632,241	2,821,981	1,120,095	(540,480)	994,816	1,938,717	2,008,524	1,210,600	(193,746)	886,094

TOTAL COMPREHENSIVE INCOME	13,821,400	17,735,224	18,147,473	10,189,395	14,754,981	13,063,480	16,040,441	18,544,662	10,245,619	14,177,810

NET INCOME ATTRIBUTABLE TO:
EQUITY HOLDERS OF THE PARENT	12,189,159	14,913,243	17,027,378	10,729,875	13,760,165	11,124,763	14,031,917	17,334,062	10,439,365	13,291,716
NON-CONTROLLING INTEREST	—	—	—	—	—

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENT
	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO:
EQUITY HOLDERS OF THE PARENT	13,821,400	17,735,224	18,147,473	10,189,395	14,754,981	13,063,480	16,040,441	18,544,662	10,245,619	14,177,810
NON-CONTROLLING INTEREST	—	—	—	—	—

EARNINGS PER SHARE OF EQUITY SHAREHOLDERS OF THE PARENT
BASIC EARNINGS PER SHARE (BAHT)	1.09	1.33	1.52	0.96	1.23	0.99	1.25	1.55	0.93	1.19
DILUTED EARNINGS PER SHARE (BAHT)	1.09	1.33	1.52	0.96	1.23	0.99	1.25	1.55	0.93	1.19

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

3.	Comparison of the statements of cash flows during the past 3 years

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENTS
	FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30		FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30
	2009	2010	2011	2011	2012	2009	2010	2011	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES
OPERATING INCOME BEFORE INCOME TAX	17,614,698	20,448,375	22,804,636	14,728,237	17,899,556	16,394,763	19,401,917	22,994,062	14,319,365	17,411,716
ADJUSTMENTS TO RECONCILE OPERATING INCOME BEFORE INCOME TAX
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
DEPRECIATION AND AMORTIZATION EXPENSES	2,684,630	2,931,029	3,161,071	1,583,675	1,547,006	1,451,292	1,610,446	1,712,777	867,896	777,758
BAD DEBTS, DOUBTFUL ACCOUNTS AND LOSS ON IMPAIRMENT	6,242,774	6,124,114	13,544,495	3,021,274	3,069,485	5,999,697	6,000,000	13,502,585	3,002,737	2,999,849
SHARE OF GAIN FROM INVESTMENTS ON EQUITY METHOD	(970,627)	(1,089,378)	(272,268)	(619,583)	(638,786)	—	—	—	—	—
DIVIDEND RECEIVED FROM ASSOCIATED COMPANIES	94,390	250,045	457,128	207,428	136,730	—	—	—	—	—
GAIN ON DISPOSAL OF ASSETS	(2,692)	(2,387)	(55,427)	(7,787)	(32,787)	(928)	(3,309)	(5,036)	(4,295)	(2,438)
LOSS (GAIN) ON DISPOSAL OF INVESTMENTS	677,599	(153,281)	(381,199)	(24,340)	(149,921)	677,599	(148,781)	(381,199)	(24,340)	(149,921)
LOSS ON WRITE-DOWN OF INVESTED COMPANY - GENERAL INVESTMENTS	108,355	2,470	269	—	—	108,355	2,470	269	—	—
LOSS ON WRITE-DOWN OF INVESTED COMPANY- ASSOCIATED COMPANIES	—	35,000	—	—	—	163,100	35,000	—	—	—
LOSS ON RECLASSIFICATION OF INVESTMENTS	—	37	13,703	13,703	—	—	37	13,703	13,703	—
LOSS (GAIN) ON REVALUATION OF INVESTMENTS	(3,193,030)	(17,080)	(1,247,630)	10,052	(57,863)	(3,193,030)	(17,080)	(1,247,630)	10,052	(57,863)
LOSS (REVERSAL) ON IMPAIRMENT OF PROPERTIES FORECLOSED	169,141	(557,305)	(651,560)	(321,439)	(756,484)	164,891	(549,345)	(644,168)	(308,014)	(753,196)
LOSS (REVERSAL) ON IMPAIRMENT OF INVESTMENTS	(1,075,205)	1,295	(117,280)	(102,633)	24,613	(1,246,319)	(82,252)	(131,136)	(116,489)	59,014
LOSS (REVERSAL) ON IMPAIRMENT OF PREMISES AND EQUIPMENT	(17,131)	—	11,914	—	(522)	(17,131)	—	11,914	—	(522)
REVERSAL OF IMPAIRMENT OF OTHER ASSETS	—	(8,144)	(236,740)	(20,183)	(5,553)	—	(8,144)	(236,740)	(20,183)	(5,553)
LOSS ON IMPAIRMENT OF OTHER ASSETS	174,514	132,917	74,965	47,260	7,021	174,514	132,917	69,347	41,910	7,021
DISCOUNT ON AMORTIZATION OF INVESTMENTS	(595,643)	(879,580)	(972,706)	(553,326)	(707,039)	(595,450)	(879,553)	(972,291)	(553,318)	(706,223)
LOSS (GAIN) ON REVALUATION OF FOREIGN CURRENCIES	1,403,112	(77,747)	414,509	984,083	(637,470)	1,403,246	(77,214)	414,613	984,173	(637,431)
INCREASE (DECREASE) IN PROVISIONS	(42,042)	25,371	807,322	404,253	245,981	(42,042)	25,371	733,441	364,517	224,816
INCREASE IN OTHER ACCRUED INCOME	(79,050)	(64,405)	(322,813)	(263,785)	(4,360)	(79,050)	(64,405)	(322,813)	(263,785)	(4,360)

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENTS
	FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30		FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30
	2009	2010	2011	2011	2012	2009	2010	2011	2011	2012
INCREASE (DECREASE) IN OTHER ACCRUED EXPENSES	133,980	1,658,900	941,203	(631,128)	2,078,456	133,980	1,658,900	941,203	(631,128)	2,078,456

	23,327,773	28,760,246	37,973,592	18,455,761	22,018,063	21,497,487	27,036,975	36,452,901	17,682,801	21,241,123
INTEREST INCOME, NET	(36,662,225)	(39,767,775)	(50,384,280)	(23,695,427)	(28,007,448)	(36,054,816)	(39,206,072)	(50,025,596)	(23,485,105)	(27,813,949)
DIVIDEND INCOME	(1,510,620)	(2,226,132)	(2,177,697)	(1,223,552)	(349,729)	(1,730,310)	(2,773,977)	(2,993,875)	(1,790,030)	(764,853)
PROCEEDS FROM INTEREST INCOME	57,603,686	60,883,139	80,138,801	37,792,855	48,633,404	56,998,885	60,305,268	79,767,779	37,586,077	48,432,230
CASH PAID ON INTEREST EXPENSES	(22,563,827)	(19,076,375)	(31,560,903)	(14,638,034)	(21,166,815)	(20,990,282)	(19,060,914)	(31,549,966)	(14,640,215)	(21,978,821)
PROCEEDS FROM DIVIDEND INCOME	1,510,620	2,226,132	2,177,697	1,223,468	349,729	1,730,310	2,773,977	2,993,875	1,789,946	764,853
CASH PAID ON INCOME TAX	(3,398,478)	(4,468,842)	(7,742,252)	(3,655,963)	(2,348,393)	(3,180,403)	(4,197,161)	(7,506,065)	(3,534,655)	(2,246,638)

OPERATING INCOME BEFORE CHANGES IN OPERATING ASSETS AND LIABILITIES	18,306,929	26,330,393	28,424,958	14,259,108	19,128,811	18,270,871	24,878,096	27,139,053	13,608,819	17,633,945
(INCREASE) DECREASE IN OPERATING ASSETS
INTERBANK AND MONEY MARKET ITEMS	(159,542,904)	41,540,400	12,881,287	22,399,513	(81,681,394)	(159,701,996)	41,576,393	12,937,184	22,457,996	(81,666,035)
INVESTMENTS IN TRADING SECURITIES	(8,133,880)	(1,412,482)	17,315,127	14,360,974	(22,770,409)	(8,133,880)	(1,412,482)	17,315,127	14,360,974	(22,770,409)

LOANS	(37,183,003)	(186,092,500)	(194,981,124)	(95,716,626)	(81,299,665)	(36,127,525)	(186,159,229)	(196,210,186)	(96,070,288)	(81,225,072)
PROPERTIES FORECLOSED	1,955,665	5,497,100	7,495,427	5,376,857	7,087,487	1,936,962	5,486,690	7,498,003	5,371,400	7,088,216
OTHER ASSETS	(6,004,962)	(6,793,131)	(2,000,915)	6,144,498	639,330	(6,325,976)	(6,658,299)	(1,703,319)	6,167,838	670,106
INCREASE (DECREASE) IN OPERATING LIABILITIES
DEPOSITS	144,397,602	40,437,164	37,338,858	64,342,689	292,628,541	144,608,287	40,051,845	37,567,635	64,358,874	292,686,126
INTERBANK AND MONEY MARKET ITEMS	34,969,474	71,323,267	18,763,311	(7,604,896)	18,367,167	34,971,242	71,325,993	18,759,791	(7,622,446)	18,362,970
LIABILITIES PAYABLE ON DEMAND	926,785	(264,016)	(104,146)	75,893	1,365,141	926,785	(264,016)	(104,146)	75,893	1,365,141
DEBT ISSUED AND SHORT-TERM BORROWINGS	(66,212)	18,420,848	86,534,861	(9,626,612)	(94,054,597)	(66,212)	18,545,848	86,409,861	(9,751,612)	(94,054,597)
OTHER LIABILITIES	5,457,215	18,764,739	(2,882,658)	(6,500,671)	573,489	3,503,890	18,542,280	(2,083,703)	(6,522,061)	1,267,806

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(4,917,291)	27,751,782	8,784,986	7,510,727	59,983,901	(6,137,552)	25,913,119	7,525,300	6,435,387	59,358,197

CASH FLOWS FROM INVESTING ACTIVITIES
PURCHASES OF AVAILABLE FOR SALE SECURITIES	(79,846,799)	(135,536,506)	(194,318,629)	(47,538,764)	(73,953,245)	(79,846,799)	(135,536,506)	(194,318,629)	(47,538,764)	(73,953,245)
PROCEEDS FROM DISPOSAL OF AVAILABLE FOR SALE SECURITIES	61,089,033	128,746,042	176,190,037	31,133,058	83,715,411	61,089,033	128,746,042	176,190,037	31,133,058	83,715,411
PURCHASES OF HELD TO MATURITY DEBT SECURITIES	(324,155)	(67,632,822)	(53,358,323)	(42,616,495)	(43,749,914)	(239,348)	(67,602,849)	(53,013,746)	(42,606,503)	(43,200,765)
PROCEEDS FROM DISPOSAL OF HELD TO MATURITY DEBT SECURITIES	9,393,815	15,259,934	30,907,464	14,307,312	6,438,038	9,308,815	15,229,934	30,592,464	14,297,312	5,908,038
PURCHASES OF GENERAL INVESTMENTS	(109,508)	(630,515)	(151,218)	(54,139)	(131,255)	(109,508)	(630,515)	(151,218)	(54,139)	(131,255)
PROCEEDS FROM DISPOSAL OF GENERAL INVESTMENTS	53,378	183,779	539,721	156,963	212,521	53,378	179,279	539,721	156,963	212,521

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

	(Thousand Baht)					(Thousand Baht)
	CONSOLIDATED FINANCIAL STATEMENTS					THE BANK’S FINANCIAL STATEMENTS
	FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30		FOR THE YEARS ENDED DECEMBER 31			FOR THE SIX-MONTH PERIODS ENDED JUNE 30
	2009	2010	2011	2011	2012	2009	2010	2011	2011	2012
PURCHASES OF INVESTMENTS IN SUBSIDIARY / ASSOCIATED COMPANIES	(527,694)	(150,000)	—	—	—	(567,694)	(150,000)	—	—	—
PROCEEDS FROM LIQUIDATION OF INVESTMENTS IN SUBSIDIARY COMPANY	—	—	—	—	—	—	142,242	—	—	—
PURCHASES OF INTANGIBLE ASSETS	(780,816)	(787,489)	(670,347)	(359,454)	(179,688)	(185,312)	(211,137)	(16,988)	(13,941)	(233)
PURCHASES OF PREMISES AND EQUIPMENT	(1,317,174)	(3,546,662)	(1,260,728)	(792,163)	(1,035,934)	(634,667)	(2,365,172)	(446,340)	(173,832)	(479,440)
PROCEEDS FROM DISPOSAL OF PREMISES AND EQUIPMENT	18,619	60,286	255,706	43,160	125,879	949	3,317	5,249	4,443	8,708

NET CASH USED IN INVESTING ACTIVITIES	(12,351,301)	(64,033,953)	(41,866,317)	(45,720,522)	(28,558,187)	(11,131,153)	(62,195,365)	(40,619,450)	(44,795,403)	(27,920,260)

CASH FLOWS FROM FINANCING ACTIVITIES
PROCEEDS FROM DEBT ISSUED AND LONG - TERM BORROWINGS	26,874,301	56,663,466	55,174,601	53,028,977	12,544,277	26,874,301	56,663,466	55,186,977	53,056,977	12,531,900
REPAYMENTS OF DEBT ISSUED AND LONG - TERM BORROWINGS	(6,000,000)	(13,781,954)	(14,384,063)	(13,534,859)	(46,779,467)	(6,000,000)	(13,781,954)	(14,384,063)	(13,412,859)	(46,779,467)
DIVIDEND PAID-ORDINARY SHARE	(4,919,090)	(4,471,900)	(5,701,672)	(5,701,672)	(6,931,444)	(4,919,090)	(4,471,900)	(5,701,672)	(5,701,672)	(6,931,444)
DIVIDEND PAID-PREFERRED SHARE	(3,270)	(3,050)	(3,655)	(3,655)	(4,260)	(3,270)	(3,050)	(3,655)	(3,655)	(4,260)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	15,951,941	38,406,562	35,085,211	33,788,791	(41,170,894)	15,951,941	38,406,562	35,097,587	33,938,791	(41,183,271)

GAIN ON TRANSLATION OF FOREIGN OPERATIONS	—	—	—	—	8,774	—	—	—	—	8,774

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,316,651)	2,124,391	2,003,880	(4,421,004)	(9,736,406)	(1,316,764)	2,124,316	2,003,437	(4,421,225)	(9,736,560)
BEGINNING BALANCE OF CASH AND CASH EQUIVALENTS	34,519,836	33,203,185	35,327,576	35,327,576	37,331,456	34,518,987	33,202,223	35,326,539	35,326,539	37,329,976

ENDING BALANCE OF CASH AND CASH EQUIVALENTS	33,203,185	35,327,576	37,331,456	30,906,572	27,595,050	33,202,223	35,326,539	37,329,976	30,905,314	27,593,416

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Enclosure 3 - Information Memorandum on the Allocation of Newly Issued Ordinary Shares

4.	Comparison of the financial ratio analysis during the past 3 years

CONSOLIDATED

	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	JUNE 30, 2011	JUNE 30, 2012
PROFITABILITY RATIO
Gross Profit Margin (%)	65.67	66.09	61.67	63.37	58.19
Net Profit Margin (%)	16.98	18.94	16.45	22.20	22.90
Return on Equity (%)	11.28	12.52	13.32	17.33	20.58
Rate of Return (%)	4.18	3.90	4.73	4.47	5.00
Cost of Fund (%)	1.52	1.42	1.95	1.78	2.25
Interest Spread (%)	2.66	2.48	2.78	2.69	2.75
Return on Investment (%)	2.73	2.62	3.03	2.69	2.76
EFFICIENCY RATIO
Net Interest Income to Asset Ratio (%)	2.55	2.41	2.70	2.62	2.73
Return on Assets (%)	0.85	0.90	0.91	1.19	1.34
Assets Turnover (times)	0.05	0.05	0.06	0.05	0.06
FINANCIAL RATIO
Liabilities/Equity (times)	12.72	13.01	14.14	14.17	14.58
Loans/(Deposits+Debt Issued and Borrowings) (%)	80.46	87.08	89.07	86.93	85.02
Loans/Deposits (%)	88.76	99.98	110.72	101.17	95.02
Deposits/Liabilities (%)	84.37	76.25	70.04	75.98	78.61
Dividend Per Share (Baht/Share)	0.40	0.51	0.62	—	—
Dividend Payout Ratio (%)	40.23	40.66	40.01	—	—
Book Value (Baht/Share)	9.77	10.80	11.23	10.48	11.87
ASSET QUALITY RATIO
Allowance for Doubtful Accounts/Loans (%)	3.76	3.60	3.09	2.69	2.89
Loan Loss/Loans (%)	0.58	0.49	0.95	0.23	0.41
NPLs/Loans (%)	6.52	5.30	4.00	4.50	3.54
Accrued Interest Receivable/Loans (%)	0.35	0.32	0.41	0.28	0.37

Note:	(1)	Certain Differences between Thai Financial Reporting Standards and U.S. GAAP

		This information memorandum includes financial statements and other financial information prepared and presented in accordance with Thai Financial Reporting Standards, and the discussion and analysis of the Bank’s financial condition and results of operations is based on the Bank’s financial statements prepared in accordance with Thai Financial Reporting Standards.

		Thai Financial Reporting Standards and U.S. GAAP differ materially from each other in certain aspects. This information memorandum does not include any reconciliation to the U.S. GAAP. Moreover, this information memorandum does not include any narrative description of the differences between Thai Financial Reporting Standards and U.S. GAAP and the Bank has made no attempt to identify or quantify the differences between Thai Financial Reporting Standards and U.S. GAAP that might be applicable to the Bank. It is possible that a reconciliation or other qualitative or quantitative analysis would identify material differences between the Bank’s financial statements and other financial information prepared under U.S. GAAP. You should consult your own accounting advisers for an understanding of the differences between Thai Financial Reporting Standards and U.S. GAAP and how those differences might affect the financial statements and other financial information in this information memorandum.

	(2)	Accounting Standard Change

		The consolidated financial statement, the Bank’s financial statement and the financial ratio analysis are presented in accordance with (i) the Accounting Standard and Financial Reporting Standard under the Accounting Act 2000 (ii) the Notification of the Bank of Thailand No. SorNorSor. 11/2010 re: the Preparation and Announcement of Financial Statement of Commercial Banks and Parent Companies of Financial Holding Group, including any related notification of the Bank of Thailand, and (iii) the Regulation of the Stock Exchange of Thailand re: Preparation and Submission of Financial Statement and Report on Financial Status and Results of Business Operations of Listed Company, 2001.

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